EXECUTION VERSION

PARTICIPATION INTEREST PURCHASE AGREEMENT

by and among

PALAEONTOL B.V.,

as Purchaser,

BMB MUNAI, INC.,

as Seller,

and

MIE HOLDINGS CORPORATION,

as Listco

DATED AS OF FEBRUARY 14, 2011

Section 8.5 Transfer Taxes	52
Section 8.6 Tax Matters.	52
Section 8.7 Employee Matters.	54
Section 8.8 Confidential Information	55
Section 8.9 Employee Non-Solicitation	55
Section 8.10 Affiliate Agreements	56
Section 8.11 Transition Services Agreement	56
Section 8.12 Updates	56
Section 8.13 Assistance with Production Contracts and Leases	56
Section 8.14 Seller Stockholder Proxy Statement.	57
Section 8.15 Seller Stockholders’ Meeting.	58
Section 8.16 Acquisition Proposals.	58
Section 8.17 Seller Noteholder Approval.	61
Section 8.18 Listco Stockholders’ Approval	62
Section 8.19 Lease Agreements	62
Section 8.20 Disclosure Documents	63
Section 8.21 Guarantee	63
Section 8.22 Purchase of Notes	66

ARTICLE 9 CONDITIONS TO CLOSING	65

Section 9.1 Mutual Conditions	65
Section 9.2 Conditions to the Obligations of Purchaser	66
Section 9.3 Conditions to the Obligations of Seller	69
Section 9.4 Frustration of Closing Conditions	69

ARTICLE 10 TERMINATION	70

Section 10.1 Termination	70
Section 10.2 Effect of Termination	71

ARTICLE 11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	74

Section 11.1 Survival of Terms	74
Section 11.2 Indemnification by Seller	74
Section 11.3 Additional Provisions Regarding Indemnification Obligations	75
Section 11.4 Indemnification Procedures; Third Party Claims.	76
Section 11.5 Exclusive Remedy	78

ARTICLE 12 MISCELLANEOUS	78

Section 12.1 Entire Agreement; Assignment	78
Section 12.2 Notices	78
Section 12.3 Governing Law	80
Section 12.4 Construction; Interpretation	80
Section 12.5 Company Disclosure Schedule	81
Section 12.6 Parties in Interest	81

EXHIBITS
Exhibit A — Form of Escrow Agreement
Exhibit B — Form of Voting Agreement
Exhibit C — Form of U.S. Legal Opinion
Exhibit D — Form of Kazakhstan Legal Opinion
Exhibit E — Form of Charter
Exhibit F — Form of Assignment, Release and Waiver Agreement
Exhibit G — Schedule of Loan Agreements
Exhibit H — Contemplated Indenture Amendment

PARTICIPATION INTEREST PURCHASE AGREEMENT

This PARTICIPATION INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2011, is made and entered into by and among Palaeontol B.V., a company organized under the Laws of the Netherlands (“Purchaser”), BMB Munai, Inc., a Nevada corporation (“Seller”), and MIE Holdings Corporation, an exempted company with limited liability organized under the Laws of the Cayman Islands (“Listco”).

RECITALS

WHEREAS, Seller is the sole member of Emir-Oil LLC, an entity organized under the laws of the Republic of Kazakhstan (the “Company”), and owns beneficially and of record all of the issued and outstanding participation interests of the Company (the “Interests”);

WHEREAS, Seller is party to those certain loan agreements listed on Exhibit G hereto (the “Loan Agreements”), pursuant to which it has made loans to the Company (such loans, including all principal, interest and other amounts payable with respect thereto, the “Seller Loans”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Interests and the Seller Loans upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in order to further induce Purchaser to enter into this Agreement, certain of the stockholders of Seller have executed Voting Agreements (as defined herein), pursuant to which, among other things, such stockholders have agreed to vote as stockholders in favor of approval of this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties hereto desire to enter into, or to cause their applicable Affiliates to enter into, the other Transaction Documents (as defined herein), and to perform their obligations thereunder as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Acceptable Confidentiality Agreement” has the meaning ascribed thereto in Section 8.16(b)(ii).

“Acquisition Proposal” means any bona fide offer, proposal or inquiry concerning any direct or indirect (a) merger, consolidation, business combination, or similar transaction involving Seller or the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Seller or the Company representing 15% or more of the net revenues, net income or assets (including, in the case of Seller, participation or other membership interests of the Company) of Seller or the Company, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) equity interests representing 15% or more of the voting power of Seller or the Company, (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 15% or more of the outstanding voting capital stock, membership interests or other equity interests of Seller or the Company, (e) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting securities of Seller or the Company, or (f) any combination of the foregoing, as the same may be amended or revised from time to time.  Notwithstanding the foregoing, the entry into the Contemplated Indenture Amendment by Seller and the Seller Noteholders shall not constitute an “Acquisition Proposal”; provided, however, that any conversion of the Notes pursuant to the Contemplated Indenture Amendment (or otherwise) shall constitute an “Acquisition Proposal” if such conversion otherwise satisfies any of the clauses of this definition.

“Acts of Land Ownership” means Act for the Right of Temporary Refundable Land Use No. 2914 dated September 15, 2008, Act for the Right of Temporary Refundable Land Use No. 242 dated February 9, 2009, Act for the Right of Temporary Refundable Land Use No. 257 dated February 4, 2009, and all other acts of land use that are necessary for or appurtenant to the possession, use and enjoyment of Equipment and infrastructure necessary for the Company’s performance under the Existing Exploration Contract and any Production Contract.

“Act of Transfer” means a Kazakhstan-law governed act of transfer for the Interests, in a form acceptable to Purchaser, to be executed and delivered between Seller and Purchaser, notarized by a Kazakhstan notary, and submitted to the applicable office of the Ministry of Justice in order to transfer the Interests to Purchaser.

“Adjustment Amount” means the sum (without duplication) of (a) the Distributions Amount, (b) the Non-Ordinary Course Liabilities Amount, (c) the Indebtedness Amount, (d) the Off-Balance Sheet Liabilities Amount, and (e) the Company Expenses Amount.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any membership or other ownership interest, by Contract or otherwise).  Seller’s Representative Office in Almaty, Kazakhstan shall be deemed to be an Affiliate of Seller.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Alternative Acquisition Agreement” has the meaning ascribed thereto in Section 8.16(a)(ii).

“Annual Working Program” means the annual working program approved under the Existing Exploration Contract.

“Approved Budget” means an operating budget for the Company, for the period from April 1, 2011 through March 31, 2012, as mutually agreed upon by Seller and Purchaser, which shall provide for a capital expenditures budget broken out on a quarterly basis.

“Assignment, Release and Waiver Agreement” means an Assignment, Release and Waiver Agreement in the form attached hereto as Exhibit F to be executed by Purchaser and Seller at the Closing.

“Balance Sheet” has the meaning ascribed thereto in Section 6.7(a).

“Balance Sheet Date” means December 31, 2010.

“Barter Agreement” means that certain Barter Agreement, dated September 28, 2004, pursuant to which the Lessor Related Party transferred a 30% participation interest in the Company to Seller.

“Benefit Plan” means each plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) (a) which provides compensation or other benefits to any current or former employee, officer, director or consultant (or to any dependent or beneficiary thereof) of the Company, or in which any such individual participates or is eligible to participate, or (b) which is sponsored, maintained or contributed to or required to be contributed to by the Company, or (c) under which the Company has or may have any obligation or Liability, whether actual or contingent.

“Business Day” means a day, other than a Saturday or Sunday or any other day on which commercial banking institutions in New York City, Beijing, Almaty or Hong Kong are not open for the transaction of normal banking business.

“Cap Amount” has the meaning ascribed thereto in Section 11.3(b).

“Charter” means the amended and restated Charter of the Company substantially in the form attached hereto as Exhibit E or in a form approved by Purchaser to be executed by Purchaser and registered at the applicable office of the Ministry of Justice in accordance herewith.

“Claims” has the meaning ascribed thereto in Section 12.9(a).

“Closing” has the meaning ascribed thereto in Article 3.

“Closing Adjustment Amount” has the meaning ascribed thereto in Section 2.4(b).

“Closing Balance Sheet” has the meaning ascribed thereto in Section 2.4(b).

“Closing Date” has the meaning ascribed thereto in Article 3.

“Closing Statement” has the meaning ascribed thereto in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed thereto in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule and annexes thereto that have been delivered by Seller and the Company to Purchaser in connection with the execution and delivery of this Agreement.

“Company Expenses” means all of the fees and expenses incurred or paid by the Company on or prior to the Closing Date, in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby or any other similar potential transactions with other third parties, including, without limitation: (a) legal fees and disbursements and related expenses; (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company or Seller in connection with such transactions; and (c) any special bonuses, transaction bonuses, change in control bonuses, phantom stock bonuses or other bonus payments incurred or paid to any employee of the Company; provided, however, that Company Expenses shall not include any such fees and expenses that were paid on or prior to the Balance Sheet Date and reflected in the Financial Statements or accrued on the Balance Sheet as of the Balance Sheet Date.

“Company Expenses Amount” means the amount of Company Expenses as of the Latest Balance Sheet Date (in the case of the Estimated Closing Statement) and the Closing Date (in the case of the Closing Statement).

“Competent Authority” has the meaning ascribed thereto in Section 9.1(d).

“Competition Act” means the Law of the Republic of Kazakhstan No. 112-IV “On Competition” dated December 25, 2008, as amended.

“Competition Agency” means the Agency of the Republic of Kazakhstan for Competition Protection (Antimonopoly Agency).

“Confidential Information” has the meaning ascribed thereto in Section 8.8.

“Confidentiality Agreement” has the meaning ascribed thereto in Section 8.2(b).

“Consent” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted or given by or under the authority of a Governmental Authority or any other Person.

“Contemplated Indenture Amendment” means an amendment to the Indenture on terms substantially as set forth in the term sheet attached hereto as Exhibit H, as may be modified with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

“Continuing Employee” has the meaning ascribed thereto in Section 8.7(a).

“Contract” means any written or oral agreement, contract, subcontract, lease, binding understanding, indenture, note, guaranty, option, warranty, purchase order, license, sublicense, insurance policy, Benefit Plan or legally binding commitment or undertaking of any nature as in effect as of the date hereof or as may hereinafter be in effect (and all amendments, modifications or supplements thereto).

“Contract Area” means all surface and subsurface areas or blocks subject to any Petroleum Contract that may be in effect from time to time, including lands subject to the Acts of Land Ownership and Land Lease Agreements.

“Convertible Senior Notes” means convertible senior notes of Seller with the same coupon and maturity date as the Notes, as such Notes may be amended pursuant to the Contemplated Indenture Amendment or otherwise.

“Covered Affiliates” has the meaning ascribed thereto in Section 6.26.

“Designated Payables” means (a) $27,000 owing from the Company to KandyagashBurService, transferred to Shugyla-1 in July 2008, and (b) $6,000,000 owing from the Company to various third parties and transferred to Simage Limited in 2009.

“Distributions Amount” means the amount of any and all payments from the Company to Seller or Seller’s Affiliates, including, without, limitation, any and all distributions or other payments declared, made or paid in respect of any of the Interests, in each case, after the Balance Sheet Date and on or prior to the Latest Balance Sheet Date (in the case of the Estimated Closing Statement) and the Closing Date (in the case of the Closing Statement).

“End Date” shall have the meaning ascribed thereto in Section 10.1(b).

“Environmental Claims” means, in respect of any Person, (a) any and all administrative, regulatory or judicial actions, Orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of noncompliance, Liability or violation by any Governmental Authority or other Person alleging Liability arising out of, based on or related to any Environmental Law, including matters arising out of, based on or related to (i) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, or (ii) circumstances forming the basis of any violation or alleged violation of, or liability or obligation under, any Environmental Law or Environmental Permit; and (b) any and all claims by any Person seeking damages (including natural resource damages and restoration costs, investigation costs, and attorney, expert and consultant costs and expenses), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release, or exposure to, any Hazardous Material.

“Environmental Laws” means all Laws (including the common law), rules, regulations, statutes, directives, codes, Orders, decrees, notices, government enforcement policies, judgments, treaties or binding agreements, as applicable, in each case issued, promulgated by, or entered into with, any Governmental Authority relating in any way to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata), the preservation or reclamation of natural resources, the protection of human health as it relates to exposure to Hazardous Materials or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Materials.

“Environmental Permits” means all Permits arising under or relating to Environmental Laws.

“Equipment” means all wells presently in use, shut-in or temporarily abandoned, pipelines, processing plants, electricity lines, treaters, dehydrators, tanks, pumps, compressors, equipment, machinery, fixtures, vehicles, material stocks and other tangible use property and improvements on the Contract Areas or used or held for use in connection with the Petroleum Contracts or any operations related thereto or production therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business that is, or at any relevant time was, together with the Company, treated as a “single employer” under Section 414(b), 414(c) or 414 (m) of the Code.

“Escrow Account” has the meaning ascribed thereto in Section 2.3.

“Escrow Agent” has the meaning ascribed thereto in Section 2.3.

“Escrow Agreement” has the meaning ascribed thereto in Section 2.3.

“Escrow Amount” has the meaning ascribed thereto in Section 2.3.

“Estimated Adjustment Amount” has the meaning ascribed thereto in Section 2.4(a).

“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Exploration Contract” means the Contract for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast in accordance with License Series AI No. 1552 (oil) between the Agency of the Republic of Kazakhstan for Investments, acting in the capacity of the Competent Body on behalf of the Government of the Republic of Kazakhstan (the Competent Body), and “Zhanaozenskii Remontno-mechanicheskii Zavod” Limited Liability Partnership (the Contractor), registration number 482 and dated June 9, 2000, as amended by Amendment No. 1 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, acting in the capacity of the Competent Body on behalf of the Government of the Republic of Kazakhstan (the Competent Body), and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 997 and dated

September 23, 2002, as amended by Amendment No. 2 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, acting in the capacity of the Competent Body on behalf of the Government of the Republic of Kazakhstan (the Competent Body), and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 1513 and dated September 10, 2004, as amended by Amendment No. 3 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the Competent Body) and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 1602 and dated December 7, 2004, as amended by Amendment No. 4 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the "Aksaz-Dolinnaya-Emir" Area in Tubkaraganskii Raion in Mangystau Oblast in accordance with License Series AI No. 1552 (oil) dated April 30, 1999 between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the Competent Body) and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 2303 and dated February 23, 2007, as amended by Amendment No. 5 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the Competent Body) and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 2695 and dated June 24, 2008, as amended by Amendment No. 6 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the Competent Body), and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 2819 and dated October 15, 2008, as amended by Amendment No. 7 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the Competent Body), and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 2963 and dated January 16, 2009, as amended by Amendment No. 8 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the Competent Body), and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 3014 and dated February 20, 2009, and as amended by Amendment No. 9 to the Contract No. 482 dated June 9, 2000 for the Exploration of Hydrocarbons on the “Aksaz-Dolinnaya-Emir” Area in Tubkaraganskii Raion in Mangystau Oblast between the Ministry of Oil and Gas of the Republic of Kazakhstan (the Competent Body), and “Emir-Oil” Limited Liability Partnership (the Contractor), registration number 3598-UVS and dated September 8, 2010.

“Expenses” means all reasonable and documented out-of-pocket expenses incurred by Purchaser and its Affiliates (including all fees and expenses of counsel, accountants, experts and consultants) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $3,500,000.

“Extended End Date” shall have the meaning ascribed thereto in Section 10.1(b).

“FCPA” has the meaning ascribed thereto in Section 6.26.

“Final Interests Purchase Price” has the meaning ascribed thereto in Section 2.4(g).

“Financial Statements” has the meaning ascribed thereto in Section 6.7(a).

“Funded Indebtedness” means with respect to any Person: (a) all indebtedness for borrowed money (excluding, for the avoidance of doubt, any accounts payable); (b) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items; (d) in respect of any of the foregoing obligations, any principal, accrued and unpaid interest on and any prepayment or other premiums, penalties, fees, expenses, indemnities, reimbursements or similar contractual amounts or charges; and (e) without duplication, all guarantees with respect to Liabilities of a type described in any of clauses (a) through (d) above.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case, as amended to date.  For example, the “Governing Documents” of a corporation are its articles of incorporation and by-laws, and the “Governing Documents” of an entity organized under the laws of the Republic of Kazakhstan are its registered charter and, if such Kazakhstan entity has more than one participant, its notarized foundation agreement.

“Governmental Authority” means any federal, state or local government, akimat, ministry, court of competent jurisdiction, tribunal, administrative agency or commission or other governmental or regulatory authority or instrumentality of the Republic of Kazakhstan, the United States or any other country or any other state, county, municipality or other governmental division of any country, including any European Union authority.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant (a) that is or contains radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives, toxic mold or radon gas or (b) that is prohibited, limited or regulated by or pursuant to any Environmental Law or that is regulated, defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder.

“HKSE” means the Hong Kong Stock Exchange.

“Hong Kong Listing Rules” means Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board as in effect from time to time.

“IFRS Financial Statements” has the meaning ascribed thereto in Section 9.2(e).

“Indebtedness” means with respect to any Person: (a) Funded Indebtedness, (b) Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (c) all Liabilities under conditional sale or other title retention agreements, (d) all Liabilities with respect to vendor advances or any other advances made to such Person, (e) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (f) all Liabilities arising from any breach of any of the foregoing.

“Indebtedness Amount” means an amount (which shall not be less than zero) equal to (a) the amount of any and all Indebtedness of the Company as of the Latest Balance Sheet Date (in the case of the Estimated Statement) and the Closing Date (in the case of the Closing Statement), less (b) the amount of any and all Indebtedness of the Company as of the Balance Sheet Date; provided, however, that, for purposes of clauses (a) and (b), the amount of Indebtedness of the Company shall exclude the Seller Loans.

“Indemnified Party” has the meaning ascribed thereto in Section 11.2(a).

“Indemnity Notice” has the meaning ascribed thereto in Section 11.4(a).

“Indenture” means that certain Indenture, dated as of September 19, 2007, by and between Seller, as issuer, and The Bank of New York, as trustee, as amended or supplemented.

“Independent Expert” has the meaning ascribed thereto in Section 2.4(d).

“Initial Purchase Price” has the meaning ascribed thereto in Section 2.2(a).

“Initial Interests Purchase Price” means an amount (which shall not be less than zero) equal to the Initial Purchase Price minus the Seller Loans Purchase Price.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.

“Interests” has the meaning ascribed thereto in the Recitals.

“Land Lease Agreements” means Land Lease Agreement No. 292 dated July 8, 2008 cadastral number 13-203-007-033, Land Lease Agreement No. 284 dated July 8, 2008 cadastral number 13-203-007-070, Land Lease Agreement No. 294 dated July 8, 2008 cadastral number 13-203-007-232, and all other land lease agreements that are necessary for or appurtenant to the use, possession and enjoyment of Equipment and infrastructure necessary for the Company’s performance under the Existing Exploration Contract and any Production Contract.

“Latest Balance Sheet Date” means the date of the balance sheet included in the Latest Financial Statements.

“Latest Financial Statements” has the meaning ascribed thereto in Section 2.4(a).

“Laws” means all international, republican, federal, state or local laws, statutes, resolutions, ordinances, rules, rules of common law, requirements, regulations, directives, decisions, judgments, rulings, Orders, decrees, injunctions or other binding directives of any Governmental Authority.

“Lease” has the meaning ascribed thereto in Section 6.14(b).

“Lease Agreements” means the Lease Agreements in form and substance to be mutually agreed upon by the Company and certain Affiliates of the Lessor Related Party and to be executed at the Closing.

“Leased Real Property” has the meaning ascribed thereto in Section 6.14(b).

“Lessor Related Party” means Toulesh Tolmakov.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, encumbrance, lien, charge, claim, equitable interest, option, pledge, right of first refusal, or security interest of any kind, including, without limitation, any restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Listco” has the meaning ascribed thereto in the Preamble.

“Listco Stockholders’ Approval” has the meaning ascribed thereto in Section 7.5.

“Loan Agreements” has the meaning ascribed thereto in the Recitals.

“Loss” means all damages, awards, losses, Liabilities (including Tax liabilities), claims, payments, fines, penalties, interest, costs and expenses (including reasonable attorneys’ fees, court costs and other reasonable professional fees and expenses, and any amounts paid in settlement).

“Material Adverse Effect” shall mean the effect of any circumstance, change, development, condition or event that is materially adverse to (a) the condition (financial or other), business, operations, assets, prospects, Liabilities or results of operations of the Company, or (b) Seller’s ability to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning ascribed thereto in Section 6.12(a).

“Minimum Working Program” means the minimum working program under the Existing Exploration Contract.

“Ministry of Justice” means the Ministry of Justice of the Republic of Kazakhstan.

“Ministry of Oil and Gas” means the Ministry of Oil and Gas of the Republic of Kazakhstan.

“Money Laundering Laws” has the meaning ascribed thereto in Section 6.27.

“Non-Ordinary Course Liabilities Amount” means an amount (which shall not be less than zero) equal to (a) the amount of any and all Liabilities incurred by the Company outside the ordinary course of business (as reasonably determined by Purchaser) and required to be reflected on a balance sheet prepared in accordance with GAAP as of the Latest Balance Sheet Date (in the case of the Estimated Statement) and the Closing Date (in the case of the Closing Statement), less (b) the amount of any and all Liabilities incurred by the Company outside the ordinary course of business (as reasonably determined by Purchaser) and required to be reflected on a balance sheet prepared in accordance with GAAP as of the Balance Sheet Date; provided that, for the purposes of this definition the following shall be considered to be incurred by the Company in the ordinary course of business:  (a) any Liabilities incurred by the Company solely and directly in connection with its well work-over and well sidetracking operations to the extent such Liabilities are included in the Approved Budget, (b) any Liabilities incurred by the Company solely and directly in connection with its infrastructure enhancement and investment initiative Liabilities to the extent such Liabilities are included in the Approved Budget, and (c) any capital improvements, expenditures, maintenance expenses and selling, general and administrative expenses incurred by the Company to the extent such expenditures and expenses are included in the Approved Budget.

“Notes” means the 5.0% Convertible Senior Notes due 2012 issued by Seller pursuant to the Indenture.

“Notice Period” has the meaning ascribed thereto in Section 8.16(c)(B)(x)(1).

“Objection Notice” has the meaning ascribed thereto in Section 2.4(c).

“OFAC” has the meaning ascribed thereto in Section 6.28.

“Off-Balance Sheet Liabilities Amount” means an amount (which shall not be less than zero) equal to (a) the amount of any and all Liabilities of the Company not reflected on the Company’s balance sheet as of the Latest Balance Sheet Date (in the case of the Estimated Statement) and the Closing Date (in the case of the Closing Statement), less (b) the amount of any and all Liabilities of the Company not reflected on the Company’s balance sheet as of the Balance Sheet Date, provided, however, that any Liabilities related to the Petroleum Contracts and set forth in the Approved Budget shall not be included in the determination of the definition of Off-Balance Sheet Liabilities Amount.

“Open Matter” has the meaning ascribed thereto in Section 11.2(a)(iii).

 “Order” means any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Authority.

“Other Seller Filings” means all filings made by, or required to be made by, Seller with the SEC in connection with the transactions contemplated by this Agreement other than the Seller Stockholder Proxy Statement.

“Owned Real Property” has the meaning ascribed thereto in Section 6.14(a).

“Permit” means any permit, license, approval, certificate or other registration, authorization and written exemption of and from a Governmental Authority.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due, payable or delinquent, or which may be paid without interest or penalties, or the validity or amount of which is being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves are maintained on the Balance Sheet, (b) liens (including mechanics’, carriers’, workers’, repairers’ and other similar liens, but excluding Tax liens and liens for borrowed money) arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges, deposits or other liens securing the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation, but excluding Tax liens) that are incurred in the ordinary course of business, (d) Liens imposed by zoning, entitlement, conservation restriction and other land use and environmental regulations by a Governmental Authority (other than as a result of any non-compliance with Law by Seller or the Company), (e) all covenants, conditions, restrictions, utility easements, easements and rights of way set forth in any state, local or municipal franchise on title to real property of the Company that do not materially impair the current occupancy or current use of such real property, (f) minor survey exceptions of the Company that would be disclosed by an accurate survey or inspection of the real property of the Company and which do not materially impair the current occupancy or current use of such real property, or (g) any Liens affecting the fee interest of any Leased Real Property not created by the Company or Seller that is not otherwise a Permitted Lien under any other clause of this definition.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity or a Governmental Authority.

“Petroleum” has the meaning given to such term in the Existing Exploration Contract.

“Petroleum Contracts” means, collectively, the Existing Exploration Contract and the Production Contracts entered into by the Company, if any.

“Pre-Closing Tax Period” means any Tax periods ending on or prior to the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Proceeding” has the meaning ascribed thereto in Section 6.16.

“Production Contract” means an agreement between the Competent Authority and the Company for the performance of the production of hydrocarbons from any of Dolinnoe, Aksaz, Kariman or Emir.

“Purchase” has the meaning ascribed thereto in Section 8.22(a).

“Purchase Closing” has the meaning ascribed thereto in Section 8.22(b).

“Purchase Notes” has the meaning ascribed thereto in Section 8.22(a).

“Purchase Notice” has the meaning ascribed thereto in Section 8.22(a).

“Purchaser” has the meaning ascribed thereto in the Preamble.

“Purchaser Group” has the meaning ascribed thereto in Section 10.2(d).

“Purchaser Liability Cap” has the meaning ascribed thereto in Section 10.2(d).

“Purchaser Obligations” has the meaning ascribed thereto in Section 8.21(a).

“Qualifying Amendment” has the meaning ascribed thereto in Section 8.14(b).

“Real Property” has the meaning ascribed thereto in Section 6.14(b).

“Regulatory Conditions” has the meaning ascribed thereto in Section 10.1(b).

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emptying, seeping, placing, emanating or migrating in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.

“Relief” means any loss, relief, allowance, credit, exemption or set-off in respect of Tax, any deduction in computing income, profits or gains for the purposes of Tax, or any right to a reclaim, repayment, offset, reimbursement or other recovery of Tax including but not limited to input VAT, losses carried forward, overpayment or advance payment of Tax.

“Remedies Exception” means: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally; and (b) general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at Law.

“Representatives” means, with respect to any Person, such Person’s representatives, agents, financial advisors, attorneys, other consultants, Affiliates, employees, officers or directors.

“Required Seller Stockholders” has the meaning ascribed thereto in Section 4.10.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed thereto in the Preamble.

“Seller Adverse Recommendation Change” has the meaning ascribed thereto in Section 8.16(c)(iv).

“Seller Board” means the board of directors of Seller.

“Seller Common Stock” means the common stock, par value $0.001 per share, of Seller.

“Seller Loans” has the meaning ascribed thereto in the Recitals.

“Seller Loans Purchase Price” means an amount (which shall not exceed the Initial Purchase Price) equal to the outstanding aggregate principal amount of the Seller Loans, plus any accrued but unpaid interest thereon, as of the Closing Date.

“Seller Noteholders” means the holders of the Notes.

“Seller Noteholder Notice” means a written notice to the Seller Noteholders relating to execution of this Agreement (together with any amendments thereof or supplements thereto).

“Seller Noteholders’ Approval” means a resolution passed by not less than three quarters of the votes cast at a meeting of the Seller Noteholders, or a written consent resolution in lieu thereof, authorizing the waiver of any potential breach of the Indenture arising as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, the sale of the Interests and the Seller Loans by Seller to Purchaser hereunder.

“Seller Recommendation” has the meaning ascribed thereto in Section 4.11.

“Seller SEC Filings” has the meaning ascribed thereto in Section 4.8.

“Seller Stockholder Proxy Statement” means a proxy statement relating to the Seller Stockholders’ Meeting (together with any amendments thereof or supplements thereto).

“Seller Stockholders’ Approval” has the meaning ascribed thereto in Section 4.10.

“Seller Stockholders’ Meeting” has the meaning ascribed thereto in Section 8.15(a).

“Seller’s Knowledge” means the actual knowledge of any of Boris Cherdabayev, Nurbek Tleuzhanov, Toulesh Tolmakov, Gamal Kulumbetov, Anuarbek Baimoldin, Askar Tashtitov, Evgeny Ler, Adam Cook and Zhienbet Aristambayev.

“Shugyla-1” has the meaning ascribed thereto in Section 6.33.

“Specified Representation” means any representation or warranty contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Title to Interests), Section 4.4 (Non-contravention), Section 4.5 (Consents), Section 4.7 (Brokers), Section 6.1 (Organization and Good Standing), Section 6.2 (Authority), Section 6.3 (No Conflicts), Section 6.4 (Consents), Section 6.5 (Capitalization), Section 6.8 (Petroleum Contracts), Section 6.9 (Petroleum Production), Section 6.18 (Environmental Matters), Section 6.20 (Benefit Plans), Sections 6.24 or 6.25(r) (Taxes), or Section 6.31 (Brokers).

“State” means the Government of the Republic of Kazakhstan.

“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.

“Subsoil Use Law” means the Law of the Republic of Kazakhstan No. 291-IV “On Subsurface and Subsurface Use” dated June 24, 2010, as amended.

“Subsidiary” means, with respect to any Person, as of the date of any determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest.

“Superior Proposal” means a written, bona fide Acquisition Proposal (for this purpose, substituting “50%” for each reference to “15%” in the definition of Acquisition Proposal) to acquire Seller or the Company made by a third party which, in the good faith judgment of the Seller Board (after consultation with its financial advisors and outside legal counsel), would reasonably be expected, if consummated, to result in a transaction that is more favorable to Seller’s stockholders than the transactions contemplated by this Agreement, taking into account such factors as the Seller Board deems appropriate, including the identity of the third party making such Acquisition Proposal and the legal, financial, regulatory,  fiduciary and other aspects of this Agreement and such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Seller Common Stock is comprised of cash and/or other property or securities).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, estimated, branch profits, chargeable gains, corporation, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, ad valorem, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, premium, escheat, environmental, customs duties, real property, personal property, capital stock, employment, social security (or similar), unemployment, disability, payroll, national insurance contribution, license, employee or other withholding, or other tax imposed by any Governmental Authority, of any kind whatsoever, including loss, nullification or utilization or non-availability of any Relief, including deductions or withholdings for or on account of such amounts and any interest, penalties or additions to tax imposed with respect to such amounts, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract, or otherwise.

“Tax Authority” shall mean any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document relating to Taxes, including any related or supporting schedule, statement or information thereto, and including any amendment thereof.

“Termination Date” has the meaning ascribed thereto in Section 11.3(f).

“Termination Fee” means $17,000,000.

“Third Party Claim” has the meaning ascribed thereto in Section 11.4(b).

“Threshold” has the meaning ascribed thereto in Section 11.3(c).

“Titan Oil” has the meaning ascribed thereto in Section 6.33.

“Transaction Documents” means the Act of Transfer, the Assignment, Release and Waiver Agreement, the Charter, the Escrow Agreement, the Lease Agreements, the Transition Services Agreement and the Voting Agreements.

“Transfer Taxes” has the meaning ascribed thereto in Section 8.5.

“Transferred Employees” has the meaning ascribed thereto in Section 8.7(a).

“Transition Services Agreement” means a Transition Services Agreement in form and substance to be mutually agreed upon by Purchaser and Seller and to be executed at the Closing.

“Voting Agreements” means the Voting Agreements in the form attached hereto as Exhibit B executed by Purchaser and certain stockholders of Seller on or prior to the date of this Agreement.

“XETRA” means Deutsche Börse’s fully electronic pan-European trading platform for equities, certificates, warrants, exchange-traded funds and subscription rights.

“Zapkaznedra” means the West-Kazakhstan Interregional Territorial Department of the Kazakhstan Ministry of Industry and New Technologies.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests and the Seller Loans. Upon the terms and subject to the conditions of this Agreement (and, with respect to the Seller Loans, the Assignment, Release and Waiver Agreement), at the Closing, Seller agrees to sell, convey, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, (a) all right, title and interest in and to the Interests, free and clear of all Liens (other than restrictions on transfer arising under applicable U.S. securities Laws); and (b) all right, title and interest in and to the Seller Loans, free and clear of all Liens (other than restrictions on transfer arising under applicable U.S. securities Laws).

Section 2.2 Initial Purchase Price.

(a) Initial Purchase Price.  As consideration for the sale, conveyance, assignment and transfer of the Interests and the Seller Loans to Purchaser pursuant to Section 2.1, the aggregate consideration to be paid by Purchaser shall be $170,000,000 (the “Initial Purchase Price”).  The Initial Purchase Price shall be comprised of the Initial Interests Purchase Price, which amount shall be subject to adjustment pursuant to Section 2.4, and the Seller Loans Purchase Price, which shall not be subject to adjustment.

(b) Payment of Initial Interests Purchase Price and Seller Loans Purchase Price.  On the Closing Date, Purchaser shall pay to Seller the Initial Interests Purchase Price, less the Estimated Adjustment Amount and the Escrow Amount, and the Seller Loans Purchase Price (which shall not be subject to adjustment) by wire transfer of immediately available funds to an account specified by Seller in writing to Purchaser at least three (3) Business Days prior to the Closing.

(c) Payment of Escrow Amount.  On the Closing Date, Purchaser shall deliver, by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent in accordance with Section 2.3.

Section 2.3 Escrow.  At the Closing, Purchaser shall deliver an aggregate of $36,000,000 (the “Escrow Amount”) to an escrow account (the “Escrow Account”) to be established by Seller and Purchaser with Deutsche Bank AG or its applicable Affiliate in Hong Kong (the “Escrow Agent”).  The Escrow Agent shall hold and disburse the Escrow Amount pursuant to the terms of an escrow agreement substantially in the form attached as Exhibit A (the “Escrow Agreement”).

Section 2.4 Purchase Price Adjustment .

(a) Estimated Purchase Price Adjustment.  Seller shall deliver to Purchaser, not later than ten (10) Business Days prior to the Closing Date, the most recent monthly management accounts of the Company, including the profit and loss statement, cash flows statement and balance sheet of the Company (the “Latest Financial Statements”), which shall be for a period not earlier than as of and for the month immediately preceding the month ended immediately prior to the Closing Date, and a statement of the estimated Adjustment Amount as of the Latest Balance Sheet Date (the “Estimated Closing Statement”), setting forth a calculation of the estimated Adjustment Amount (the “Estimated Adjustment Amount”), together with reasonable documentation supporting the calculations in the Estimated Closing Statement and a certificate of Seller’s president that the calculation of the Estimated Adjustment Amount was performed in accordance with this Section 2.4.  The Latest Financial Statements and the line items set forth on the Estimated Closing Statement shall be prepared in accordance with GAAP, applied on a basis consistent with the Financial Statements; provided that, in the event of a conflict between GAAP and consistency, GAAP shall control.  Within five (5) Business Days of receipt of the Latest Financial Statements and the Estimated Closing Statement, Purchaser shall notify Seller in writing of any objections it has to the Estimated Closing Statement or the calculation of the Estimated Adjustment Amount.  Purchaser and Seller shall work together in good faith to determine and agree upon the Estimated Adjustment Amount prior to Closing.

(b) Closing Balance Sheet; Closing Statement.  Purchaser shall prepare and deliver to Seller, not later than ninety (90) days after the Closing Date, a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and a statement of the Adjustment Amount as of the Closing Date (the “Closing Statement”), setting forth a calculation of the Adjustment Amount (the “Closing Adjustment Amount”), together with reasonable documentation supporting the calculations in the Closing Statement.  The Closing Balance Sheet and the line items set forth on the Closing Statement shall be prepared in accordance with GAAP, applied on a basis consistent with the Balance Sheet; provided that, in the event of a conflict between GAAP and consistency, GAAP shall control.  Seller shall provide reasonably requested assistance to Purchaser in the preparation of the Closing Balance Sheet and the Closing Statement.

(c) Review of Closing Statement.  Within ten (10) Business Days following Seller’s receipt of the Closing Statement, Seller shall notify Purchaser in writing of any objections that Seller may have to the Closing Statement, stating in reasonable detail the basis for any such objections (an “Objection Notice”); provided, that the only bases for objection shall be (i) non-compliance with the standards set forth in this Section 2.4 for the preparation of the Closing Statement (including that any items that should have been included or excluded from the calculation based on the standards were not properly included or excluded), and (ii) computational errors.  If Seller fails to deliver an Objection Notice to Purchaser within such 10-Business Day period, Seller shall be deemed to have concurred with the Closing Statement and its calculation of the Closing Adjustment Amount shall become final and binding on all parties.

(d) Dispute Resolution.  If Seller timely delivers an Objection Notice to Purchaser in accordance with Section 2.4(c), then the Closing Statement and the Closing Adjustment Amount shall become final and binding upon the parties on the earliest of (i) the date Purchaser and Seller resolve in writing any differences that they have with respect to any matter specified in the Objection Notice and (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Expert.  If Seller timely delivers an Objection Notice to Purchaser in accordance with Section 2.4(c), Purchaser and Seller shall, together with their respective independent certified public accountants, promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Closing Statement within ten (10) Business Days after Seller delivers the Objection Notice.  Any matter not specifically referenced in the Objection Notice shall be conclusively deemed to have been agreed upon by the parties.  If Purchaser and Seller are unable to resolve their differences within such 10-Business Day period, either Purchaser or Seller may refer the matter to Deloitte & Touche LLP or its applicable Affiliate in Kazakhstan or another reputable global accounting firm mutually agreed upon by the parties (the “Independent Expert”), which shall be instructed to resolve such differences pursuant to a written report delivered to the parties within thirty (30) days after the matter is referred to it on the basis of the standards set forth above in this Section 2.4.  Purchaser and Seller shall instruct the Independent Expert not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, and Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, and Seller, on the other hand.  The Independent Expert shall act as an expert and not as an arbitrator, and shall resolve only matters in dispute.  The determination of the Independent Expert shall be final, binding and conclusive on the parties.  In the event that the Independent Expert declines to resolve any disputes regarding the calculation of the Non-Ordinary Course Liabilities Amount, such disputes may be resolved in accordance with Section 12.9.

(e) Fees and Expenses.  If an Independent Expert is selected to review and resolve the differences between Purchaser and Seller in accordance with Section 2.4(d), each of Purchaser, on the one hand, and Seller, on the other hand, shall bear that percentage of the fees and expenses of the Independent Expert equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Independent Expert.

(f) Payment of Adjustment.  Subject to the terms and conditions of this Agreement, the following adjustments and payments shall be made:

(i) If the amount of Closing Adjustment Amount as set forth on the Closing Statement as concurred by Seller or as finally resolved in the manner set forth above exceeds the Estimated Adjustment Amount, then Seller shall promptly (but in no event later than five (5) Business Days after such final resolution) pay Purchaser the amount of such excess by wire transfer of immediately available funds in U.S. dollars to an account designated by Purchaser; provided, however, that Purchaser may elect to satisfy such amount out of the Escrow Account (to the extent sufficient funds therein are available).

(ii) If the amount of Closing Adjustment Amount as set forth on the Closing Statement as concurred by Seller or as finally resolved in the manner set forth above is less than the Estimated Adjustment Amount, then Purchaser shall promptly (but in no event later than five (5) Business Days after such final resolution) pay Seller the amount of such deficiency by wire transfer of immediately available funds in U.S. dollars to the account designated by Seller for the payment of the Initial Interests Purchase Price on the Closing Date.

(g) Final Interests Purchase Price.  The Initial Interests Purchase Price, as adjusted pursuant to this Section 2.4 is referred to as the “Final Interests Purchase Price”.

Section 2.5 Withholding.  Purchaser and the Escrow Agent shall be entitled to deduct and withhold from the consideration attributable to the Interests and otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser or the Escrow Agent, as applicable, is required to deduct and withhold under any applicable Tax Law, including any Kazakhstan capital gains Tax, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

CLOSING

The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins, Unit 2318, China World Trade Office 2, 1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China, at 9:00 a.m., Beijing Time, or virtually by electronic exchange of documents, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place, or by such other electronic means, or on such other date and time as Seller and Purchaser shall mutually agree.  The time and date of the Closing is herein called the “Closing Date”.

Section 3.1 Delivery and Actions by Seller at Closing.  At or prior to the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser:

(a) the Charter, registered with the applicable office of the Ministry of Justice, reflecting that Purchaser is the sole registered owner of the Interests and the sole participant of the Company, and the certificate of state re-registration of the Company reflecting that Purchaser is the sole registered owner of the Interests and the sole participant of the Company;

(b) a written resignation of the sole director of the Company in his or her capacity as such; and

(c) an executed signature page of Seller, its Affiliates or the Company, as the case may be, of each Transaction Document to which Seller, such Affiliate or the Company, as the case may be, is a party.

Section 3.2 Delivery and Actions by Purchaser at Closing.  At or prior to the Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller:

(a) an executed signature page of Purchaser of each Transaction Document to which Purchaser is a party;

(b) the Initial Interests Purchase Price, less the Estimated Adjustment Amount and the Escrow Amount, which Escrow Amount Purchaser shall deposit with the Escrow Agent in accordance with the Escrow Agreement; and

(c) the Seller Loans Purchase Price.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the applicable Sections or Subsections of the Company Disclosure Schedule (it being understood and agreed that only the representations or warranties specifically referenced in the Company Disclosure Schedule by the Sections or Subsections of this Article 4 shall be qualified by the referenced disclosure, provided that the disclosure of any item in the Company Disclosure Schedule shall be deemed to have been disclosed with respect to other representations or warranties in this Article 4 if the relevance of such disclosure to such other representations or warranties in this Article 4 is readily apparent on its face), Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

Section 4.2 Authority.  Assuming the Seller Stockholders’ Approval is received in connection with the transactions contemplated hereby, (a) Seller has the requisite corporate power and corporate authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on the part of Seller; and (c) each of this Agreement and the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3 Title to Interests.  Seller is the record and beneficial owner of the Interests, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable U.S. securities Laws.  At the Closing, Seller shall transfer to Purchaser good and marketable title to the Interests, free and clear of all Liens other than restrictions on transfer arising under applicable U.S. securities Laws.

Section 4.4 Non-contravention.  Assuming the Seller Stockholders’ Approval, the Consent of the Competition Agency under the Competition Act, the Consent of the Ministry of Oil and Gas under the Subsoil Use Law and the Consent of the State and the waiver of its right to purchase the Interests are received in connection with the transactions contemplated hereby, neither the execution or delivery of this Agreement nor any Transaction Document by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby will: (a) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the Governing Documents of Seller; (b) contravene, conflict with or constitute a material violation of (whether after the giving of notice, lapse of time or both), or require any Consent under, any material contract to which Seller is a party; or (c) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Law or Order to which Seller is subject in any material respect.

Section 4.5 Consents.  Except for (a) any Consent of the Competition Agency as may be required under the Competition Act, (b) any Consent under the Subsoil Use Law, (c) the filing of the Seller Stockholder Proxy Statement under Section 8.14(a), and (d) the Seller Stockholders’ Approval, no material Consent, notification or filing of, with or to any Governmental Authority or other Person is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or any Transaction Document or in connection with the consummation of the transactions contemplated hereby and thereby.

Section 4.6 Litigation.  There are no Proceedings pending or, to Seller’s Knowledge, threatened in writing against or affecting Seller or the Company, which would reasonably be expected to adversely affect the ability of Seller or its Affiliates to consummate the transactions contemplated by this Agreement or any Transaction Document to which Seller or such Affiliates are a party.  There have been no developments in the Proceedings identified on Section 4.6 of the Company Disclosure Schedule since the Balance Sheet Date that would reasonably be expected to adversely affect the ability of Seller or its Affiliates to consummate such transactions.

Section 4.7 Brokers.  Purchaser and the Company are not responsible for any fee of a broker, finder, investment banker, financial advisor or other advisor engaged by Seller in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.8 Seller SEC Filings.  Seller has filed or furnished, as applicable, all reports, forms, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Exchange Act, from and after March 31, 2008 (collectively, the “Seller SEC Filings”).  Each Seller SEC Filing, as amended or supplemented if applicable, did not, at the time it was filed (or became effective in the case of registration statements), or, if subsequently amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.9 Intentionally Omitted.

Section 4.10 Vote Required.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of Seller Common Stock (the “Required Seller Stockholders”) is sufficient to authorize the transfer of the Interests from Seller to Purchaser pursuant to this Agreement.  The affirmative vote of three quarters of the votes cast at a meeting of the Seller Noteholders, or a written consent resolution in lieu thereof, is sufficient to waive any potential breach of the Indenture arising as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, the sale of the Interests and the Seller Loans by Seller to Purchaser hereunder.  Except for the Seller Noteholders’ Approval, the affirmative vote of the Required Seller Stockholders (the “Seller Stockholders’ Approval”) is the only vote of the holders of any class or series of capital stock or other equity interests of Seller necessary to consummate the transactions contemplated hereby.

Section 4.11 Board Approval.  On or prior to the date of this Agreement, the Seller Board has adopted resolutions by a unanimous vote of the disinterested directors upon the unanimous recommendation of the Independent Oversight Committee of the Seller Board, (a) approving this Agreement, (b) directing that the transactions contemplated by this Agreement be submitted to Seller’s stockholders for their approval, and (c) recommending to the holders of Seller Common Stock that they vote in favor of the transactions contemplated by this Agreement (the “Seller Recommendation”), which resolutions, subject to Section 8.16, have not been subsequently withdrawn or modified in a manner adverse to Purchaser.

Section 4.12 Fairness Opinion.   UBS Securities LLC has delivered to the Independent Oversight Committee of the Seller Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Initial Purchase Price to be received by Seller are, in the aggregate, fair, from a financial point of view, to Seller.  Such opinion has not been amended or rescinded.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the applicable Sections or Subsections of the Company Disclosure Schedule (it being understood and agreed that only the representations or warranties specifically referenced in the Company Disclosure Schedule by the Sections or Subsections of this Article 6 shall be qualified by the referenced disclosure, provided that the disclosure of any item in the Company Disclosure Schedule shall be deemed to have been disclosed with respect to other representations or warranties in this Article 6 if the relevance of such disclosure to such other representations or warranties in this Article 6 is readily apparent on its face), Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

Section 6.1 Organization and Good Standing.  The Company is an entity duly organized, validly existing and in good standing under the Laws of the Republic of Kazakhstan and has the requisite power and authority to carry on its business as presently conducted, to own, lease and operate its properties, to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification and good standing necessary, except where the failure to be so qualified and in good standing has not had a Material Adverse Effect.  The Company has made available to Purchaser correct and complete copies of the Company’s Governing Documents as well as its certificate of state re-registration, VAT registration certificate and tax registration certificate.  The Company is not in default under or in violation of any provision of its Governing Documents.

Section 6.2 Authority.  The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company.  Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 6.3 No Conflicts.  Except for (a) any Consent of the Competition Agency as may be required under the Competition Act, and (b) any Consent under the Subsoil Use Law, neither the execution or delivery of any Transaction Document by the Company, nor the consummation by the Company of the transactions contemplated thereby will: (a) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the Governing Documents of the Company; (b) contravene, conflict with or constitute a material violation of (whether after the giving of notice, lapse of time or both), or require any Consent under, any Material Contract; or (c) conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Law or Order to which the Company is subject in any material respect.

Section 6.4 Consents.  Except for (a) any Consent of the Competition Agency as may be required under the Competition Act, and (b) any Consent under the Subsoil Use Law, no material Consent, notification or filing of, with or to any Governmental Authority or other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or any Transaction Document or in connection with the consummation of the transactions contemplated hereby and thereby.

Section 6.5 Capitalization.

(a) All of the Interests have been duly authorized and validly issued.  The charter capital of the Company is full-paid and non-assessable.  Immediately after the Closing, Purchaser shall own all of the outstanding Interests, free and clear of any Liens (other than restrictions on transfer arising under applicable U.S. securities Laws).  There are no outstanding (i) participation or other membership interests of the Company; (ii) securities of the Company convertible into or exchangeable for participation or other membership interests of the Company; or (iii) options, warrants, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue, any participation or other membership interests or securities convertible into or exchangeable for participation or other membership interests of the Company.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any securities of the Company.  There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal or registration rights with respect to the securities of the Company.  There are no agreements with respect to the voting or transfer of the securities of the Company.  The Company has not violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale or issuance of any of the securities of the Company.  There is no Liability for, or obligation with respect to, the payment of distributions or similar participation interests declared or accumulated but unpaid with respect to any participation or other membership interests or any other equity interests of the Company, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company.  No former member of the Company has any claim or right against the Company that remains unresolved or to which the Company has or may have (now or in the future) any Liability.

(b) Without limiting the generality of any other provision hereof, the Company has not at any time granted or issued, whether pursuant to an equity plan, individual agreement or otherwise, any compensatory option to purchase membership interests, restricted membership interests, membership interest appreciation rights, membership interest units, phantom membership interests, deferred membership interests or other compensatory equity or equity-linked award.

Section 6.6 No Subsidiaries.  The Company does not have any Subsidiaries.

Section 6.7 Financial Statements; No Undisclosed Liabilities; Internal Controls; Books and Records.

(a) Annexed to Section 6.7 of the Company Disclosure Schedule are correct and complete copies of the unaudited management accounts of the Company, including unaudited statements of profit and loss and cash flows and an unaudited balance sheet of the Company, as of and for the fiscal years ended March 31, 2008, 2009 and 2010 and the nine months ended December 31, 2010 (collectively, the “Financial Statements”).  The unaudited balance sheet of the Company as of December 31, 2010 is referred to as the “Balance Sheet”.

(b) The Financial Statements (i) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company at the respective dates set forth therein and for the respective periods covered thereby and (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the dates set forth therein and for the respective periods covered thereby.

(c) The Company does not have any material Liabilities other than (i) Liabilities reflected on the Balance Sheet, (ii) accounts payable which have arisen since the Balance Sheet Date in an amount not exceeding $11,000,000, in the aggregate, and (iii) Liabilities arising in the ordinary course of business, which, for the avoidance of doubt, does not include any non-compliance, breach or violation of a Contract or applicable Law by Seller or the Company.

(d) The Company’s disclosure controls and procedures are sufficient to provide reasonable assurance that information required to be disclosed by Seller in the reports it files or submits pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to the management of the Company to allow timely decisions regarding required financial disclosures.  The Company’s internal control over financial reporting has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.  To Seller’s Knowledge, there is no fraud, suspected fraud or allegation of fraud related to the Company by management of the Company, employees of the Company who have significant roles in the Company’s internal control over financial reporting or employees of the Company whose fraud could have a material effect on the Financial Statements.

(e) The accounts and books and records of the Company are correct and complete in all material respects (and have been kept in all material respects in accordance with all legal requirements) and reflect, in reasonable detail, the transactions, assets and Liabilities of the Company.  The minute books of the Company, all of which have been made available to Purchaser, contain, in all material respects, correct and complete records of all meetings held of, and actions taken by Seller, as the sole member of the Company, and no meeting of any such members has been held for which minutes have not been prepared or are not contained in such minute books.

Section 6.8 Petroleum Contracts.

(a) The Company owns a one hundred percent (100%) undivided interest in each Petroleum Contract.  The Company’s interest in each Petroleum Contract is free and clear of any Liens, other than those arising in favor of the Competent Body or the State pursuant to such Petroleum Contract and the Subsoil Use Law.

(b) Each Petroleum Contract was executed, delivered and registered in accordance with and pursuant to all applicable Laws.

(c) Seller has provided Purchaser with true and correct copies of all of the Petroleum Contracts and all amendments, modifications or supplements thereto, including all approved project documents.  The definition of Existing Exploration Contract in this Agreement is correct and complete.

(d) The Company is in material compliance with all of the terms and conditions of each Petroleum Contract and the related project documents.  Each Petroleum Contract is in full force and effect.  The Company has not done any act or committed any default whereby any Petroleum Contract or the Company’s interest therein would reasonably be expected to be cancelled, terminated, encumbered, suspended, expropriated or seized or the Company would reasonably be expected to be subject to any fines or penalties, and to Seller’s Knowledge, there have been no such acts or defaults of third Persons.

(e) All operations of the Company under the Petroleum Contracts have been conducted, in all material respects, in accordance with applicable Laws and the terms of such Petroleum Contracts.

(f) Except as contemplated by the Petroleum Contracts or the project documents approved under the Petroleum Contracts, there are no outstanding Contracts, commitments or agreements to make capital or other expenditures that are binding on the Company’s interest in any Petroleum Contract.

(g) All accrued work obligations under the Petroleum Contracts have been fulfilled.

(h) Intentionally omitted.

(i) The Company has obtained and is maintaining all Consents of Governmental Authorities that are necessary or required for the ownership of its interests in each Petroleum Contract.  Seller has provided Purchaser with copies of all such Consents held or received by the Company.  The operations under each Petroleum Contract have been conducted in accordance with the conditions and provisions of all applicable Consents and in compliance with all obligations thereunder or imposed thereby.  The Company has no bonds, letters of credit or guarantees posted with any Governmental Authority with respect to any Petroleum Contract.

(j) The Company does not currently have any decommissioning, plugging, abandonment or reclamation obligations under the Petroleum Contracts.

(k) The Company owns a one hundred percent (100%) undivided interest in all of the Equipment owned by it, and has a valid leasehold interest in all of the Equipment rented or leased by it.   The Equipment is in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and is adequate to maintain normal operations under the Petroleum Contracts (including the performance of future drilling programs) in the manner currently used by the Company.

Section 6.9 Petroleum Production.

(a) The Company does not share or jointly own any production, gathering, storage, processing, plant or transportation facilities with any other Person, and owns a one hundred percent (100%) undivided interest in and to all wells that have been drilled under the Petroleum Contracts and any Petroleum production therefrom.

(b) All proceeds from the sale of Petroleum attributable to the Contract Areas are currently being paid in full at the times that such amounts are required to be paid, and no portion of such proceeds is currently being held in suspense by the purchaser thereof.  The Company is not obligated by virtue of a take or pay payment, advance payment, or other similar payment, to deliver Petroleum, or proceeds from the sale thereof, attributable to the Company’s interest in any Petroleum Contract at some future time without receiving full payment therefor at or after the time of delivery.

(c) No Person has any call upon, option to purchase or similar right to obtain production from or attributable to the Company’s interest in any Petroleum Contract.

(d) None of the Material Contracts consists of, nor is the Company’s interest in any Petroleum Contract subject to, any hedge contracts, futures contracts, swap contracts, option contracts or similar derivatives contracts.

Section 6.10 Financial Commitments.  Except for operating costs incurred in the ordinary course of business, there are no outstanding approved budget items or authorizations for expenditure or other financial commitments with respect to the Company’s interest in any Petroleum Contract which have become due, or to which the Company has committed.

Section 6.11 Indemnities and Guarantees.  The Company has not guaranteed, endorsed, assumed or indemnified, contingently or otherwise, the obligations or Indebtedness of any other Person.

Section 6.12 Material Contracts.

(a) Section 6.12 of the Company Disclosure Schedule sets forth a correct and complete list (including all amendments, modifications and supplements) of the following Contracts to which the Company is bound (the “Material Contracts”):

(i) all contracts that are material to the use, ownership or operation of the Company or to perform operations under the Petroleum Contracts, including all operating agreements, unitization, pooling and communization agreements, joint venture agreements, farming and farmout agreements, exchange agreements, assignments, transportation agreements, processing agreements, lifting agreements, agreements for the sale and purchase of Petroleum, construction contracts, installation contracts, pipeline operating agreements and leases of machinery, equipment or other personal property;

(ii) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing Indebtedness of the Company;

(iii) each Contract with a Governmental Authority, including, without limitation, any surface use agreement, subsurface use agreement, Existing Exploration Contract or Production Contract;

(iv) each Contract under which the Company is obligated to sell or lease real or personal property;

(v) each Contract involving or expected to involve payments of more than $50,000, in the aggregate, in any calendar year to or by the Company (other than ordinary course purchase and supply Contracts);

(vi) each Contract that contains a covenant not to compete that restricts the business activities of the Company;

(vii) each collective bargaining or similar agreement;

(viii) each noncompetition, nonsolicitation or similar agreement that limits the permissible activities of any employees, consultants or directors of the Company;

(ix) (A) each employment agreement, written or otherwise, providing for payments equal to or exceeding $50,000 per year; and (B) each consulting, change-in-control, retention, incentive, severance or other executive compensation agreement, written or otherwise (other than an employment agreement);

(x) any Contract with an Affiliate of the Company;

(xi) all partnership agreements, limited liability company agreements and joint venture agreements relating to the Company;

(xii) each Contract granting a Lien upon any material asset of the Company, other than Permitted Liens;

(xiii) each Contract relating to the acquisition or sale of a business (or any material portion thereof), whether or not consummated;

(xiv) each Contract relating to the development, ownership, licensing or use of any Intellectual Property, or covenant not to sue with respect thereto, other than agreements for software commercially available on reasonable terms to the public generally with annual license, maintenance, support and other fees of less than $1,000 per copy, seat, CPU, or named user, or aggregate fees of less than $5,000;

(xv) each Contract involving the settlement of any Proceeding or threatened Proceeding;

(xvi) each contract or agreement between the Company and Shugyla-1 and;

(xvii) the Gas Supply Contract (unnumbered) dated May 1, 2010 entered into in the City of Aktau between the Company as supplier and Aktau Gas Processing Plant LLP as purchaser (as amended) and each other gas supply contract between Aktau Gas Processing Plant LLP and the Company; and

(xviii) each Contract under which the Company agrees to enter into any of the foregoing transactions or agreements.

(b) Each Material Contract set forth in or required to be set forth in Section 6.12 of the Company Disclosure Schedule is a valid and binding agreement of the Company, and is enforceable in accordance with its terms by and against the Company, subject to the Remedies Exception.  Neither the Company nor, to Seller’s Knowledge, any other party to any Material Contract has materially violated or breached, or committed any material default (including any payment default) under, any Material Contract.  The Company has not received any written notice of violation, breach, default or termination under any Material Contract, except for violations, breaches, defaults or terminations that would not, individually or in the aggregate, reasonably be expected to be material.  Correct and complete copies of the Material Contracts have previously been made available to Purchaser.

(c) None of the Material Contracts (i) restricts or affects the Company’s ability to compete with any Person or in any geographic area or engage in any line of business or acquire rights and interests in any geographic area, (ii) includes farmout agreements or similar agreements in effect between the Company and third Persons which grant any such Persons the right to drill wells on any portion of the Contract Areas, (iii) includes any preferential rights to purchase or similar rights of other Persons, or (iv) includes any area of mutual interest agreements to which the Petroleum Contracts or the lands covered thereby are subject.

(d) No operations under the Petroleum Contracts are being conducted for which the Company or any other Person has elected to be a non-consenting or non-participating party under the Material Contracts.

(e) To Seller’s Knowledge, there is no event, condition or circumstance currently ongoing or present, or reasonably expected, with respect to performance of rights or obligations that constitutes a force majeure event under any Material Contract.

(f) The Company has not failed to carry out any of its obligations under the annual budget or work program under any Petroleum Contract.

Section 6.13 Title to Assets; No Liens.  The Company has good and marketable title to, or a valid leasehold interest in, a one hundred percent (100%) undivided interest in and to the personal property used in the conduct of the Company’s business, located on its premises or, if applicable, reflected on the Balance Sheet or acquired since the date thereof, free and clear of all Liens (other than Permitted Liens), except assets disposed of in the ordinary course of business consistent with past practice since the date of the Balance Sheet and none of which is material to the business of the Company.

Section 6.14 Real Property.

(a) Section 6.14(a) of the Company Disclosure Schedule sets forth a correct and complete description of all real property owned in fee by the Company (the “Owned Real Property”).  Except for such Owned Real Property, the Company does not own, and has never owned, any real property.  The Company has insurable fee title in a one hundred percent (100%) interest in and to such Owned Real Property free and clear of all Liens, except Permitted Liens.

(b) Section 6.14(b) of the Company Disclosure Schedule sets forth a correct and complete list of all leases of real property (such real property, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) to which the Company is currently a party or by which it is currently bound (each a “Lease”).  A true, complete and correct copy of each written Lease (including all amendments, modifications and supplements) has been made available to Purchaser prior to the date hereof.  The Company is not a party to any oral leases or other leases that are not set forth on Section 6.14(b) of the Company Disclosure Schedule.  Section 6.14(b) of the Company Disclosure Schedule sets forth a correct and complete summary of the material terms of each oral Lease (including all amendments, modifications and supplements).  The Real Property collectively constitutes all real property held or used by the Company to conduct, operate or manage its business as currently conducted.  The Company does not hold or use any real property to which it does not have good and valid leasehold or fee title.  The Company has good and valid leasehold title to all Leased Real Property, in each case free and clear of any Liens except Permitted Liens.  Except for the Leased Real Property disclosed in Section 6.14(b) of the Company Disclosure Schedule, the Company does not lease any real property.

(c) Each Lease is valid and binding on the Company and, to Seller’s Knowledge, on the other parties thereto, is in full force and effect in accordance with its terms (subject to the Remedies Exception), and is the entire agreement between the Company and the applicable landlord.

(d) The Company has paid all rent and other amounts owed under each Lease (including any utility charges, common area maintenance charges, real property taxes or assessments payable by the Company under each Lease), and the Company has performed in all material respects all other obligations required to be performed by it under each Lease.

(e) No security deposit under any Lease has been applied in respect of a breach or default under such Lease that has not been re-deposited in full.

(f) The Company does not owe any brokerage commissions or finder’s fees with respect to any Lease.

(g) The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property.

(h) To Seller’s Knowledge, no party is, or is presently alleged to be, in default under any Lease, no event exists that is, or with notice or lapse of time would constitute, a default under any Lease, and no landlord under a Lease has given notice of any repairs, upgrades or remodeling that the Company must perform as tenant.

(i) The Company is not a party to any agreement, Contract or understanding, materially affecting any Leased Real Property.

(j) The Company has delivered to Purchaser correct and complete copies of all surveys of the Leased Real Property in the Company’s possession or reasonably available to the Company, and the Company is not aware of any material change in the facts each such survey depicts.

(k) No portion of the Real Property is subject to any pending or, to Seller’s Knowledge, threatened condemnation or similar proceeding by any public or quasi-public authority, and, to Seller’s Knowledge, there is no threatened condemnation or similar proceeding with respect thereto.

(l) No material legal or administrative proceeding relating to any Real Property is pending or, to Seller’s Knowledge, threatened.

(m) The physical condition of the Real Property is sufficient to permit the continued conduct of the business of the Company as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business with respect to similar properties of like age and construction.  Each parcel of Real Property is adequately served by electrical, gas, storm sewer, sanitary sewer, water, internet, telecommunications and other utilities as necessary or appropriate to operate the Company’s business as presently conducted.  All such utilities are fully paid for and connected.

(n) There are no parties in possession of the Real Property other than the Company.

(o) The use, occupancy, operation and maintenance of the Real Property by the Company is in compliance in all material respects with all applicable Laws (including those relating to zoning, land division, building, fire, health and safety), does not violate in any material respect any restrictive covenant or any provision of any Law, is not subject to “permitted nonconforming” use or structure classifications, and is not a use that is the subject of a condition use permit or zoning variance, and to Seller’s Knowledge, there are no pending or contemplated changes in the zoning of the Real Property.

(p) All buildings, structures, fixtures and improvements located on the Real Property are in compliance in all material respects with Laws (including those pertaining to zoning, building, the disabled, fire, health and safety) and requirements under the applicable Lease(s), and such buildings, structures, fixtures and improvements are in good repair and in good conditions, ordinary wear and tear excepted, and, to Seller’s Knowledge, and free of material defects.

Section 6.15 Intellectual Property.  The Company owns or possesses valid rights to use all Intellectual Property necessary to conduct its business as currently conducted.  During the past two years, the Company has not received any written complaint, demand or notice alleging that the Company has infringed upon or misappropriated any Intellectual Property right of any third party in connection with the operation of its business.  To Seller’s Knowledge, no third party is currently infringing or misappropriating Intellectual Property owned by the Company.

Section 6.16 Litigation.  There is no suit, litigation, arbitration, mediation, claim, action, proceeding or investigation (each, a “Proceeding”) pending, or to Seller’s Knowledge, threatened in writing against the Company or involving its business or assets by or before any Governmental Authority.  Neither the Company, nor its business or assets, is subject to any outstanding Order by a Governmental Authority.  Without limiting the foregoing, there are no unsatisfied judgments, actions, suits, consent decrees or injunctions or other legal proceedings subsisting or, to Seller’s Knowledge, pending or threatened against the Company which would reasonably be expected to result in impairment or loss of the interest of the Company in any Petroleum Contract or which would otherwise reasonably be expected to adversely affect any Petroleum Contract, the Company or the transactions contemplated hereby.

Section 6.17 Compliance with Laws and Regulations; Permits.

(a) The business and operations of the Company are, and have been during the past three (3) years, operated in compliance in all material respects with all Laws applicable to such business and operations.  In the last three (3) years, the Company has not received any notice, Order or other communication from any Governmental Authority or other Person alleging, and there are no facts or circumstances that would reasonably be expected to give rise to, any actual or potential material Liability or violation of or material failure to comply with any applicable Laws.  Without limiting the foregoing, there is no uncured violation by the Company or, to Seller’s Knowledge, any other Person with respect to the Petroleum Contracts of any applicable Laws or judgments of any Governmental Authority.

(b) The Company holds, and is operating in compliance in all material respects with, all material Permits necessary for the lawful conduct of its business and operations as presently conducted (including all Permits necessary to perform and carry out operations under the Petroleum Contracts in the manner in which they are presently conducted).  Section 6.17(b) of the Company Disclosure Schedule contains a correct and complete list of all Permits of the Company.  Each Permit held by the Company is in full force and effect without any material default or violation thereunder in any respect by the Company.  No Proceeding is pending or, to Seller’s Knowledge, threatened by any Governmental Authority to revoke or deny the renewal of any material Permit of the Company.

(c) Notwithstanding anything to the contrary in this Section 6.17, the representations and warranties of Seller set forth in Sections 6.26, 6.27 and 6.28 shall be the sole and exclusive representations and warranties of Seller with respect to the subject matter covered thereby.  For the avoidance of doubt, this Section 6.17 shall not be deemed to cover or be applicable to, or be considered to be a representation or warranty in respect of, any matters related to the FCPA (Section 6.26), Money Laundering Laws (Section 6.27) or OFAC (Section 6.28).

Section 6.18 Environmental Matters.

(a) The Company is now, and has been since June 5, 2003, in material compliance with all Environmental Laws.

(b) The Company holds and is in material compliance with all Environmental Permits for the operation of its business as presently conducted.

(c) The Company has not received any written notice of any violation of, or Liability under, any Environmental Laws, including any such written notice of any environmental investigatory, corrective or remedial obligation, nor is the Company aware of any basis for such notice.

(d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials in violation of any applicable Environmental Laws, or has incurred any Liability thereby.

(e) There are not now, nor to Seller’s Knowledge, have there ever been, underground tanks on any real property currently owned or leased by the Company.

(f) There are no Environmental Claims pending or, to Seller’s Knowledge, threatened against the Company, nor has the Company brought or threatened to bring Environmental Claims against any Person.

(g) The Company has neither released nor indemnified any Person for Environmental Claims.

(h) The Company has not entered into any consent decree, agreement or Order or become subject to any Order imposing any material Liability or requirement to investigate or clean up any Hazardous Materials under any applicable Environmental Law.

(i) There have been no Releases of any Hazardous Materials at any Real Property or, to Seller’s Knowledge, at any other location, that would reasonably be expected to form the basis of any Environmental Claim against or affecting the Company.

(j) All reports, non-privileged memoranda and other similar documents concerning environmental assessments, studies, compliance audits, or other environmental reviews, which contain material information relating to the Company and are in the possession or control of Seller or the Company, have been provided to Purchaser.

Section 6.19 Employee Matters.

(a) The Company is not a party to any collective bargaining agreement or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent, any employee of the Company.  The Company has not, with respect to any employees of the Company, experienced any strike, slowdown, picketing, lockouts or other organized work interruption during the past three years, nor, to Seller’s Knowledge, are any such strikes, slowdowns, picketings, lockouts or other organized work interruptions threatened.

(b) The Company has been in material compliance with applicable Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation any Laws, Orders, judgments or awards relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards, or occupational safety and health.  The Company does not engage or retain any independent contractors, consultants, agents or agency employees.

(c) (i) The Company has paid in full to all of its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company; and (iii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(d) There are no material Liabilities of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.  With respect to each Benefit Plan and with respect to each workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

Section 6.20 Benefit Plans.

(a) Except as set forth on Section 6.20 of the Company Disclosure Schedule, no Benefit Plans exist or have existed.  The Company has made no offer or proposal to its employees regarding any Benefit Plans.  The Company has made available to Purchaser true and complete copies of (i) each written Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing; and (ii) copies of each contract, filing, report, communication and other document relating to any Benefit Plan.  The Company has not made any plan or commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan.

(b) The Company does not maintain, sponsor, contribute to, participate in, or have any Liability (actual or contingent) with respect to any plan, program or arrangement providing compensation or benefits to employees or service providers in the Republic of Kazakhstan or the United States or which is subject to ERISA or the Code or the Laws of the United States or Kazakhstan Laws.  Neither Seller nor any ERISA Affiliate of Seller (other than the Company) has incurred any obligation or Liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any Liability to, Purchaser, except to the extent that Purchaser expressly assumes such obligation or Liability pursuant to this Agreement.

(c) Seller has made available to Purchaser a correct and complete list of all current employees of the Company which sets forth the following information with respect to each such individual: name, position, date of hire, years of credited service, annual base compensation, annual bonus opportunity and severance payments arising under Kazakhstan Laws and the applicable employment contract in the event of such employee’s termination in 2011.

(d) With respect to each Benefit Plan: (i) such Benefit Plan has been operated and administered in compliance with its terms and all applicable Law; (ii) there are no pending or threatened claims against, by or on behalf of any Benefit Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); and (iii) all contributions, premiums and expenses to or in respect of such Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Balance Sheet.

(e) With respect to the Benefit Plans, no event has occurred and, to Seller’s Knowledge, there exists no condition or set of circumstances in connection with which the Company would be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, any such Benefit Plan or any Law.

(f) None of (i) the Company, with respect to any Benefit Plan, (ii) any Benefit Plan or (iii) any fiduciary of any Benefit Plan, in any case, is the subject of an audit or investigation by any Governmental Authority, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.

(g) Section 6.20(g) of the Company Disclosure Schedule sets forth any and all Indebtedness owed by any current or former employee, consultant or director of the Company to the Company.

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of Seller or the Company to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, or (iv) create or require the creation of any Benefit Plan.

(i) Each individual providing services to the Company has been properly classified by such entity as an employee or a non-employee service provider and as exempt or non-exempt with respect to each such entity for all purposes under applicable Law and the Benefit Plans.

Section 6.21 Sufficiency of Assets.  The buildings, plants, offices, structures, Equipment and other assets of the Company are sufficient for the continued conduct of the Company’s business after the Closing in the same manner as conducted prior to the Closing, and include those buildings, plants, offices, structures, Equipment and other assets that are necessary for the performance of operations under the Petroleum Contracts and the disposition of Petroleum from the Contract Areas in a manner consistent with the Company’s past practices.  Seller’s Representative Office in Almaty, Kazakhstan does not have any material assets or liabilities and conducts no commercial activities in Kazakhstan.

Section 6.22 Affiliate Transactions.  Neither Seller nor any officer, director, employee or Affiliate of the Company, or any individual related by blood, marriage or adoption to any such Person, (a) is a party to any Contract or transaction with the Company (except compensation paid to officers, directors and employees of the Company in the ordinary course of business) or has any interest in any property or asset used by the Company or related to its business, or (b) owns, directly or indirectly, any interest (except passive holdings for investment purposes of not more than five percent (5%) of the securities of any publicly held and traded company) in, or is an officer, director, manager, employee, or consultant of any Person that is a lessor, lessee, customer or supplier of the Company or is otherwise engaged in the same or substantially similar business as the Company as of the date hereof.

Section 6.23 Insurance.  Section 6.23 of the Company Disclosure Schedule contains a correct and complete list of each material insurance policy owned by, or maintained for the benefit of, the Company.  The Company is not in material default under any such insurance policy.  All premiums due have been paid on such insurance policies, and the Company has not received any written notice of cancellation of any such insurance policy or written notice with respect to any refusal of coverage thereunder.  The Company has no self-insurance or co-insurance program.  All such policies provide adequate coverage with reputable insurers for all normal risks incident to the Company’s assets, properties and business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar risks, perils or hazards and in the same industry.  The Company currently has, and at all time has had, the benefit of insurance coverage that was required by applicable Laws or the Petroleum Contracts.

Section 6.24 Taxes.

(a) The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, it.  All such Tax Returns are correct and complete in all material respects.  All Taxes due and owing by the Company (whether or not shown as due on any Tax Return) have been timely paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested.  No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that. The Company has never had any nexus with any jurisdiction where the Company does not file a Tax Return which nexus could reasonably be expected to subject it to Tax in such jurisdiction.  The Company has prepared and kept complete, accurate and up-to-date records in relation to Tax as required by any Tax Law or any other applicable Law and to enable it to deliver correct and complete Tax Returns (together with all attachments thereto as required by any Tax Law) and to calculate any present or, so far as possible, future Tax Liability of the Company or the entitlement of the Company to claim any relief from Tax Liabilities.

(b) The unpaid Taxes of the Company did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).  Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority.  There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company.  There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes of the Company.  No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney with respect to any Taxes of the Company has been executed or filed with any Tax Authority.

(e) There are no Liens for Taxes upon any property or asset of the Company (other than Permitted Liens).

(f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders of the Company or other Person.   The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(g) The Company has delivered or made available to Purchaser complete and accurate copies of all Tax Returns of the Company (and any predecessor of the Company) for all taxable years from and after 2008, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors of the Company) from and after 2008.

(h) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar arrangement or Contract and, after the Closing Date, the Company shall not be bound by any such agreement, arrangement or Contract or have any liability thereunder.

(i) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), owned any property in, or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.  No entity classification election pursuant to United States Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company.

(j) The Company has no liability for any Taxes of any other Person.  The Company has never been a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for any Tax purpose.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing or for any other reason.

Section 6.25 Absence of Certain Developments.  Since the Balance Sheet Date, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect.  Since such date, neither Seller nor the Company has, with respect to the Company:

(a) made any material change in any method of accounting or accounting practice, policy or procedure other than as required by a concurrent change in GAAP;

(b) amended the Company’s Governing Documents;

(c) (i) issued, delivered, sold, pledged, transferred, conveyed, disposed of, encumbered, amended or modified any participation or other membership interests, or any class of securities exercisable for, convertible into or exchangeable for participation or other membership interests; (ii) declared, set aside, made or paid any distribution or payments (whether in cash, stock or property or any combination thereof) in respect of any of participation or other membership interests or (iii) redeemed or otherwise acquired any participation or other membership interests or granted any Person any right or option to acquire any participation or other membership interests, except for cash distributions to Seller in an amount not to exceed $5,000,000 in the aggregate made prior to the end of the month reflected in the Latest Financial Statements delivered pursuant to Section 2.4(a);

(d) incurred any Liability required to be reflected on a balance sheet prepared in accordance with GAAP outside the ordinary course of business;

(e) incurred any Indebtedness;

(f) incurred any Liability not required to be reflected on a balance sheet prepared in accordance with GAAP;

(g) entered into a scheme of arrangement, merged or consolidated with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, acquired a material amount of assets from any Person outside the ordinary course of business or made any loans, advances or capital contributions to, or any investments in, any Persons;

(h) sold, leased, licensed or otherwise transferred any material assets (tangible or intangible), securities, properties or interests, other than in the ordinary course of business consistent with past practice;

(i) entered into any material joint venture, partnership or other similar arrangement;

(j) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization or taken any action for the appointment of a receiver, administrator, trustee or similar officer;

(k) instituted, compromised or settled any litigation for more than $20,000 in the aggregate or waived any claims or rights of value of greater than $20,000;

(l) modified, amended, terminated or permitted the lapse of, in any material manner, any lease of, operating agreement or other Contract relating to any real property material to the business of the Company;

(m) entered into, materially amended or terminated a Material Contract other than in order to comply with applicable Law;

(n) entered into any agreement containing any provision or covenant limiting in any respect the ability to (i) sell or buy any products or services to or from any other Person, (ii) engage in any line of business, or (iii) compete with any Person;

(o) permitted any material assets to become subjected to any Liens, other than Permitted Liens;

(p) (i) paid, announced, promised, granted, made or agreed to make, whether orally or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, incentive pay, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, fringe benefit, option, participation or other membership interest purchase, Benefit Plan, or any other form of compensation (except as required by applicable Law or, with respect to base salary or wage rates payable to non-executive employees only, in the ordinary course of business consistent with past practice), (ii) hired, engaged or terminated any employee, consultant, director or service provider (except for non-executive employees with aggregate annual compensation below $50,000 hired in the ordinary course of business consistent with past practice) or (iii) otherwise entered into, adopted, amended or terminated any Benefit Plan;

(q) authorized, or made any commitment with respect to, any capital expenditure;

(r) made a new Tax election or changed or revoked any Tax election; entered into a settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; made a change in any annual Tax accounting period or an adoption or change in any method of Tax accounting; filed any material amendment to a Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(s) except in the ordinary course of business consistent with past practice, sold, transferred, assigned, licensed, pledged, encumbered, abandoned, dedicated to the public, permitted to lapse, failed to maintain or otherwise disposed of any Intellectual Property.

Section 6.26 Foreign Corrupt Practices Act.  Neither the Company nor any Affiliate, director, officer, employee or, to Seller’s Knowledge, any agent or other Person acting on behalf of the Company and included on Section 6.26 of the Company Disclosure Schedule (the “Covered Affiliates”) has made any payment or offered anything of to any foreign governmental official in any manner that would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 6.27 Money Laundering.  The operations of the Company are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements under applicable Law. All operations have been compliant with Laws that prevent the transfer of illicit earnings or funds that are the product of illegal activities (the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Company with respect to the Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

Section 6.28 Office of Foreign Assets Control and European Union Sanctions Restrictions.  Neither the Company nor, to Seller’s Knowledge, any of its Covered Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).  The Company has not directly or indirectly loaned, contributed or otherwise made available any funds or entered any transaction that would violate any OFAC Sanction or similar sanctions enforced by the European Union.

Section 6.29 Acquisition Proposals.  Except as permitted under Section 8.16, neither Seller, the Company nor their respective Affiliates are party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and Seller, the Company and their respective Affiliates have terminated all discussions with any third party (other than Purchaser), if any, regarding any Acquisition Proposal.

Section 6.30 Bank Accounts.  Section 6.30 of the Company Disclosure Schedule sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

Section 6.31 Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Company (or for which Purchaser would be responsible) in connection with this Agreement or any of the transactions contemplated hereby.

Section 6.32 Indebtedness.  Section 6.32 of the Company Disclosure Schedule sets forth a correct and complete list of each Seller Loan or other Indebtedness of the Company and the amount thereof as of the date of this Agreement.

Section 6.33 Titan Oil; Shugyla-1.  The Company has not received any notice (whether in writing or otherwise) from Titan Oil Trading GmbH (formerly Euro-Asian Oil AG) (“Titan Oil”) or “Shugyla-1” Limited Liability Partnership (“Shugyla-1”) that it intends to terminate, materially reduce, or not renew, its relationship with the Company and, to Seller’s Knowledge, neither Titan Oil nor Shugyla-1 intends to materially reduce, cancel, or otherwise terminate its relationship with the Company.

Section 6.34 Material Misstatements or Omissions. No (i) representations or warranties by Seller in this Agreement, the Transaction Documents and any written document provided by Seller to Purchaser or its Affiliates in connection with the Transaction Documents, including, without limitation, the Company Disclosure Schedule or (ii) written document provided by Seller, the Company or their respective Affiliates, employees, officers or directors in connection with the due diligence investigation of Seller and the Company by Purchaser and its Affiliates, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statement contained therein not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

Section 7.1 Organization.  Purchaser is a company duly organized and validly existing under the Laws of the Netherlands and has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

Section 7.2 Authority. Assuming the Listco Stockholders’ Approval is received in connection with the transactions contemplated hereby, (a) Purchaser has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on the part of Purchaser; and (c) each of this Agreement and the Transaction Documents to which Purchaser is a party has been, or will be as of the Closing, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Remedies Exception.

Section 7.3 Non-contravention.  Assuming the Listco Stockholders’ Approval, the Consent of the Competition Agency under the Competition Act, the Consent of the Ministry of Oil and Gas under the Subsoil Use Law, the Consent of the State and the waiver of its right to purchase the Interests and the approval of the HKSE (including the receipt of any waivers required in connection with this Agreement and the other transactions contemplated hereby) are received in connection with the transactions contemplated hereby, neither the execution or delivery of this Agreement nor any Transaction Document by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby will: (a) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the Governing Documents of Purchaser; (b) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) in any material respect, or require any Consent under, any material contract to which Purchaser is a party; or (c) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Law or Order to which Purchaser is subject, respectively, in any material respect.

Section 7.4 Consents.  No material Consent, notification or filing of, with or to any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or any Transaction Document or in connection with the consummation of the transactions contemplated hereby and thereby, except any consent of the Competition Agency as may be required under the Competition Act.

Section 7.5 Vote Required.  The majority vote of the stockholders of Listco (the “Listco Stockholders’ Approval”) is necessary to authorize the transfer of the Interests from Seller to Purchaser.  The Listco Stockholders’ Approval is the only vote of the holders of any class or series of capital stock or other equity interests of Purchaser or any of its Affiliates necessary to consummate the transactions contemplated hereby.

Section 7.6 Investment.  Purchaser is not acquiring the Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 7.7 Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from Purchaser for which Seller or the Company could be responsible in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE 8

COVENANTS AND AGREEMENTS

Section 8.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 10, the Company shall, and Seller shall cause the Company to, except (i) as otherwise expressly provided herein, (ii) as otherwise required by applicable Law, or (iii) as consented to by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), conduct its business in the ordinary course of business consistent with past practice (and any Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items), maintain in full force and effect, and comply with any and all obligations under, the Petroleum Contracts and all Permits and use commercially reasonable efforts to preserve intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business, manage its working capital (including the timing and collection of accounts receivable and of the payment of accounts payable), and not take or omit to be taken any action which would reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of Section 8.1(a), from the date hereof and continuing until the earlier of the Closing or the termination of this Agreement in accordance with Article 10, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not, and shall cause the Company not to, with respect to the Company:

(i) except as contemplated pursuant to Section 9.2(e) hereof, make any material change in any method of accounting or accounting practice, policy or procedure other than as required by a concurrent change in GAAP, as applicable;

(ii) amend the Company’s Governing Documents;

(iii) (A) issue, deliver, sell, pledge, transfer, convey, dispose of, encumber, amend or modify any participation or other membership interests, or any class of securities exercisable for, convertible into or exchangeable for participation or other membership interests; (B) declare, set aside, make or pay any distribution or payments (whether in cash, stock or property or any combination thereof) in respect of any participation or other membership interests or otherwise or (C) redeem or otherwise acquire any participation or other membership interests or grant any Person any right or option to acquire any participation or other membership interests, except for cash distributions to Seller in an amount not to exceed $5,000,000 in the aggregate made prior to the end of the month reflected in the Latest Financial Statements delivered pursuant to Section 2.4(a);

(iv) incur any Liability required to be reflected on a balance sheet prepared in accordance with GAAP outside the ordinary course of business;

(v) incur any Indebtedness, other than accrued interest on the Seller Loans;

(vi) incur any Liability outside the ordinary course of business not required to be reflected on a balance sheet prepared in accordance with GAAP;

(vii) enter into a scheme of arrangement, merge or consolidate with any business or any Person, acquire a material amount of assets from any Person outside the ordinary course of business and inconsistent with past practice or make any loans, advances or capital contributions to, or any investments in, any Persons;

(viii) sell, lease, license or otherwise transfer any material assets (tangible or intangible), securities, properties or interests, other than in the ordinary course of business consistent with past practice;

(ix) enter into any material joint venture, partnership or other similar arrangement;

(x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization or take any action for the appointment of a receiver, administrator, trustee or similar officer;

(xi) institute, compromise or settle any litigation or waive any claims or rights of value of greater than $20,000 (other than in the ordinary course of business consistent with past practice);

(xii) enter into, materially amend or terminate a Material Contract or any annual budget or work program under the Petroleum Contracts other than in order to comply with applicable Law;

(xiii) enter into any agreement containing any provision or covenant limiting in any respect the ability to (A) sell or buy any products or services to or from any other Person, (B) engage in any line of business or (C) compete with any Person;

(xiv) permit any material assets to become subjected to any Liens, other than Permitted Liens;

(xv) (A) except to the extent required to comply with any applicable Laws, materially increase any compensation or benefit of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts under any Benefit Plan not otherwise due to or earned by) any employee, consultant or director, (B) adopt any new Benefit Plan (including any participation or other membership interest option or purchase plan) or amend or modify any existing Benefit Plan in any material respect, or accelerate the vesting of any compensation for the benefit of any employee, consultant or director or grant or amend in any material respect any award under any Benefit Plan, (C)

 provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit except as otherwise required by the terms of the Benefit Plan, (D) grant to any employee, consultant or director any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein, (E) subject to Section 8.7(a), hire, terminate, promote or change the position, title or primary work location of any officer or senior manager of the Company or (F) subject to Section 8.7(a), hire, terminate, promote or change the position, title or primary work location of any other employee or consultant outside the ordinary course of business;

(xvi) make or agree to make any payment to any officer, director or employee or any family member of an officer, director or employee, or pay or agree to pay any employee or any family member of an employee any bonus or success fee or make any other arrangement to compensate any employee or any family member of an employee in connection with the sale of the Interests or from the proceeds of the sale of the Interests;

(xvii) (A) prior to the approval of the Approved Budget, authorize, or make any commitment with respect to, any capital expenditures exceeding $1,000,000 in the aggregate for the period from the date of this Agreement through March 31, 2011 or during any quarterly period thereafter, except with respect to the completion of the work in progress on the Dolinnoe-6 and Kariman 11 wells and (B) following the approval of the Approved Budget, authorize, or make any commitment with respect to, any capital expenditure not provided for in the Approved Budget;

(xviii) make, change or revoke any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xix) adopt any material budget other than the Approved Budget;

(xx) submit any materials related to transition to commercial production (including technical schemes, work programs, reserve reports and financial obligations) or any Annual Working Program to the Ministry of Oil and Gas;

(xxi) terminate, materially amend or waive any rights under any Petroleum Contract or any Permit;

(xxii) relinquish any portion of the Contract Areas owned by Seller or the Company;

(xxiii) grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to any Petroleum Contract or any other assets;

(xxiv) fail to carry out in any material respect any of the obligations under the annual budget or work program under any Petroleum Contract; or

(xxv) agree to or make any commitment to take any actions prohibited by this Section 8.1.

(c) Prior to entering into and duly registering a Production Contract with the Competent Authority for production of Petroleum at each of Kariman, Dolinnoe and Askaz, Seller shall, and shall cause the Company to, obtain the prior written approval of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, with respect to (i) all materials that are to be submitted in connection with the application for, and negotiation of, each such Production Contract, and (ii) the terms and conditions of each such Production Contract.

(d) Seller shall not terminate, amend, supplement or waive any rights under the Indenture (except pursuant to the Contemplated Indenture Amendment) without the prior written approval of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

Section 8.2 Access to Information; Confidentiality.

(a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Article 10, Purchaser may make or cause to be made such investigation of the Company and of its financial and legal condition as Purchaser deems necessary or advisable.  Seller shall, and shall cause the Company to, permit Purchaser and its Representatives to have reasonable access to the properties, personnel, books and records, deeds, accounts, Contracts and other information of the Company during normal working hours upon reasonable advance notice to the Company; provided, however, that the Company may withhold such access to the extent it would result in the waiver of any applicable attorney-client privilege or breach a confidentiality obligation owed to a third party, but only so long as Seller has taken reasonable steps to permit inspection of, or to disclose, the applicable information.  Subject to the foregoing proviso, Seller shall, and shall cause the Company to, also permit Purchaser to make copies of any books and records, deeds, accounts, Contracts and other information relating to the Company as Purchaser deems appropriate upon consultation with Seller and the Company.  Without limiting the foregoing, Seller shall furnish to Purchaser and its Representatives all financial, operating and other data and information relating to the Company or its business as Purchaser may reasonably request, including, without limitation, unaudited monthly financial statements and any associated management reports prepared on a basis consistent with past practice of the Company as such financial statements and reports become available for each completed month falling within the period between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10 (but in no event later than twenty (20) days after the end of such completed month).  Seller shall, and shall cause the Company to, also provide Purchaser with any technical data relating to the Contract Areas it reasonably requests, including, without limitation, daily production data reports, daily operation reports, contractual or commercial information and other legal documents, which are in Seller’s or the Company’s possession.  Seller shall, and shall cause the Company to, provide Purchaser with copies of all correspondence between the Company and Governmental Authorities in Kazakhstan promptly following delivery or receipt thereof. In the event that this Agreement is terminated pursuant to Article 10, Purchaser shall promptly thereafter, and in any event within ten (10) Business Days, return to Seller or the Company or destroy all information that it obtains or copies in furtherance of its investigation of the Company as contemplated herein; provided, however, that Purchaser shall be required to deliver a certification of its principal executive officer as to compliance with this obligation within such ten (10) Business Day period if it elects destruction.

(b) The parties acknowledge that Seller and an Affiliate of Purchaser have previously executed a Letter Agreement, dated December 21, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms.  Each of Seller and Purchaser, on its behalf and on behalf of its Affiliate party to the Confidentiality Agreement, hereby agrees and consents to the termination of the Confidentiality Agreement effective as of the Closing.

Section 8.3 Efforts; Further Assurances.

(a) Subject to the terms and conditions herein provided, each of Purchaser and Seller shall use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.  Each of Seller and Purchaser shall use reasonable best efforts to obtain the Consents or waivers, as applicable, of all Governmental Authorities, including, without limitation, the Consents and waivers contemplated by Section 9.1(c) and (d) in connection with the transactions contemplated by this Agreement and the Transaction Documents.  Seller shall, and shall cause the Company to, use reasonable best efforts to obtain the Consents or waivers, as applicable, of other third parties, necessary to the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  All costs incurred in connection with obtaining such Consents and waivers shall be borne by the party incurring them.  Without limiting the generality of the foregoing, as promptly as practicable after the date of this Agreement, Purchaser shall make an appropriate filing, if necessary, pursuant to the Competition Act with respect to the transactions contemplated by this Agreement, and Seller shall make an appropriate filing pursuant to the Subsoil Use Law.  Each of Purchaser and Seller shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the Competition Act or the Subsoil Use Law.  Without limiting the foregoing, Seller and Purchaser (i) shall reasonably cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 8.3, including, subject to applicable Law and the parties’ reasonable understanding of Competition Agency and Ministry of Oil and Gas policy with regard thereto, by permitting counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any filings or submissions to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) shall furnish to the other party such information and assistance as such other party reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) shall promptly inform the other party of any communications with, and written inquiries or requests for information from, such Governmental Authorities in connection with the transactions contemplated by the Agreement and (iv) shall consult with the other party in advance of any meeting or conference, whether in person or by telephone, with any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person.  Purchaser shall cause the Company to notify the Competent Authority of the Closing within five (5) days after the Closing occurs.  Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates may enter into or complete any transactions (including any merger or acquisition) during or after the period from the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which raises questions about the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, Purchaser and Seller agree to cooperate reasonably and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding; provided that Purchaser shall have the sole right to direct and control the defense of such claim, action, suit, investigation or other proceeding with counsel of its own choosing, and Seller may, at its own expense, participate therein with counsel of its own choosing.  Purchaser and Seller agree to use their reasonable best efforts to take or agree to take all such other actions or non-actions as may be required to obtain any and all necessary governmental, judicial or regulatory actions or non-actions, Orders, Consents, clearances and extensions, including pursuant to the Competition Act and Subsoil Use Law, and, if an injunction or other Order, decree, pronouncement or other action restraining or impairing the consummation of the transactions contemplated by this Agreement is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other Order or action lifted or removed, and to cooperate reasonably in all efforts to eliminate or remove any other impediment to the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to consent to any divestitures or licenses of assets, supply or exchange agreements, hold separate agreements, asset maintenance agreements or otherwise be required to commit to take any actions that would limit its or its Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets.

(c) Each of Purchaser and Seller shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing or that will result in the failure to satisfy any of the conditions specified in Article 9 and such written notice shall specify the representation or warranty that has become untrue or inaccurate, and (ii) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the documents contemplated hereby.

Section 8.4 Public Announcements.  No press release or other public announcement concerning the transactions contemplated by this Agreement or the Transaction Documents shall be issued by Seller or Purchaser, without the prior consent of the other, as the case may be (which consent shall not be unreasonably withheld or conditioned), except as such release or announcement may be required by Law or the rules or regulations of the HKSE or any other United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 8.5 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Seller.  Seller shall prepare and file all Tax Returns relating to such Taxes, fees and charges, and shall provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been paid by Seller.

Section 8.6 Tax Matters.

(a) Tax Indemnification.

(i) Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold each Indemnified Party harmless from and against any Losses related to (A) Taxes imposed on or payable by the Company for, or attributable to, any Pre-Closing Tax Period (or for any Straddle Period, to the extent allocable (as determined pursuant to the last sentence of this Section 8.6(a)(i)) to the portion of such period ending on the Closing Date), except to the extent such Taxes (x) have been paid on or prior to the date of the Balance Sheet or are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than any notes thereto), (y) are taken into account in the calculation of the Adjustment Amount, or (z) arose after the date of the Balance Sheet in the ordinary course of business consistent with past practice of the Company and either (i) have been paid on or prior to the Closing or (ii) are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet (rather than any notes thereto), (B) Taxes, including capital gains Taxes, of Seller or any of its Affiliates (other than the Company) for any Tax period, (C) the unpaid Taxes of any Person (other than the Company) as a transferee or successor, by contract, or otherwise, and (D) any and all Losses incurred by an Indemnified Party to the extent arising out of or resulting from the breach of an agreement or covenant made in Sections 8.1(b)(xviii) or 8.6 by Seller.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(ii) Payment in full of any amount due from Seller under this Section 8.6(a) shall be made by Seller to the affected party in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.

(b) Filing of Pre-Closing Tax Returns Before the Closing Date.  The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date. Seller shall pay all Taxes of the Company due on or before the Closing Date, except to the extent such Taxes (i) have been paid on or prior to the date of the Balance Sheet or are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet (rather than any notes thereto), (ii) are taken into account in the calculation of the Adjustment Amount, or (iii) arose after the date of the Balance Sheet in the ordinary course of business consistent with past practice of the Company and either (A) have been paid on or prior to the Closing or (B) are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet (rather than any notes thereto).  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.  At least ten (10) days prior to filing any such Tax Return, Seller shall submit a copy of such Tax Returns to Purchaser for Purchaser’s review and approval, which approval shall not be unreasonably withheld.

(c) Cooperation.  Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(d) No Additional Tax Liability. Any payment made in respect of a claim under this Section 8.6 shall include any amount necessary to ensure that, after any Tax of the payment incurred by Purchaser or the Company, and including but not limited to any deductions or withholding from the payment to be made by Seller required by Law, Purchaser or the Company is left with the same amount it would have had if the payment was not subject to Tax. If Purchaser or the Company would, but for the availability of a Relief, incur a Tax liability mentioned in this clause, it shall be deemed to have incurred and paid that liability.

(e) In the event of any conflict or overlap between the provisions of this Section 8.6 and Article 11, the provisions of this Section 8.6 shall govern.

(f) Any amounts payable under this Section 8.6 or Article 11 shall be treated by the parties as an adjustment to the Final Interests Purchase Price, unless otherwise required by Law.

Section 8.7 Employee Matters.

(a) Seller shall terminate the employment (and any applicable employment agreement with Seller) of those employees of Seller designated by Purchaser that Purchaser would like to retain for the Company, and Seller shall take all necessary action to cause the employment of such employees to be transferred to or reside solely with the Company, in each case effective not later than the Closing (the “Transferred Employees”).  Seller shall, and shall cause the Company to, cooperate with and use reasonable best efforts to make reasonably accessible to Purchaser any and all employees to whom Purchaser wishes to make offers of employment and to assist Purchaser in its efforts to secure satisfactory employment arrangements with those employees.  Each Transferred Employee and each other employee of the Company who continues employment with Purchaser or its Affiliates (including the Company) after the Closing shall be referred to herein as a “Continuing Employee”.

(b) Except as otherwise specifically provided in this Agreement and other than Benefit Plans maintained solely by the Company solely for the benefit of its employees, Seller shall be solely responsible for all Benefit Plans and all obligations and liabilities thereunder, and neither Purchaser nor any of its Affiliates shall have or assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in the assets of, any Benefit Plans.  Prior to the Closing, Seller shall, and shall cause the Company to, take all actions (including, without limitation, plan amendments) necessary or appropriate to provide that, effective no later than immediately prior to the Closing, Seller shall cause the Company to cease being a “participating employer” and shall cease any sponsorship and participation in each Benefit Plan and to cause all Continuing Employees to cease any active participation in, and any benefit accrual under, all Benefit Plans, in each case, other than Benefit Plans maintained solely by the Company solely for the benefit of its employees.  Without limiting the generality of the foregoing, Seller shall be solely responsible for all severance, change of control and similar obligations under any Benefit Plan or otherwise that becomes payable as a result of the consummation of the transactions contemplated by this Agreement or the termination of employment of any employee of Seller or the Company in connection with the transactions contemplated by this Agreement (including the Transferred Employees).

(c) Following the date of this Agreement, Seller will reasonably cooperate in all matters necessary to effect the transactions contemplated by this Section 8.7 and ensure a smooth transition of Continuing Employees to Purchaser, including but not limited to (i) providing information regarding the employment terms and conditions of the Company’s employees that is reasonably requested by Purchaser, (ii) providing data relating to workers compensation, employee benefits and employee benefit plan coverage (except to the extent prohibited by applicable Law), and (iii) providing such other information with respect to employees, Benefit Plans and employment matters as is reasonably requested by Purchaser.

(d) Notwithstanding anything else contained herein, this Agreement shall not be interpreted as an amendment or modification of any employee benefit plan, program, policy, agreement or arrangement, and nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any employee or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees or other service providers; (ii) create any third-party rights in any current or former employee or other service provider of the Company (or any beneficiaries or dependents thereof); (iii) interfere with or limit Purchaser’s right to amend or terminate any plan, program, policy or arrangement of Purchaser or the Company; or (iv) obligate Purchaser or its Subsidiaries to adopt or maintain any compensatory or benefits arrangement at any time.

Section 8.8 Confidential Information.  After the Closing Date, Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential or proprietary information relating to the Company or its business (the “Confidential Information”), including, without limitation, “know-how,” trade secrets, pricing policies, marketing plans or strategies, business plans, designs and design projects, inventions and research projects relating to the Company’s business or its assets and shall not disclose such Confidential Information to anyone other than Purchaser except with Purchaser’s express written consent.  Notwithstanding the foregoing, the term “Confidential Information” shall not include any of the following: (a) such information that becomes or is already known to the public generally through no fault of Seller or its Affiliates, (b) information that is required by Law to be disclosed; provided that prior to disclosing any information pursuant to this clause (b) Seller shall, if possible, give prior written notice thereof to Purchaser and provide Purchaser with the reasonable opportunity to contest or seek a protective order with respect to such disclosure and (c) such information as is necessary to prepare Tax Returns or filings with any Governmental Authority for the period ending on or including the Closing Date.

Section 8.9 Employee Non-Solicitation.  For a period of one (1) year after the Closing Date, neither Seller nor its Affiliates shall take any action, directly or indirectly, to solicit for employment any person who is a director, officer or senior manager of the Company; provided, however, that the foregoing provisions shall not prevent the solicitation of any such director, officer or senior manager who (a) responds to a general advertisement offering employment, or (b) has received the prior written consent of the Company or its Affiliates for such solicitation.

Section 8.10 Affiliate Agreements.  Except as set forth on Section 8.10 of the Company Disclosure Schedule, Seller shall terminate without penalty and will cause its Affiliates to terminate without penalty each Contract between or among the Company, on the one hand, and Seller or such Affiliates.

Section 8.11 Transition Services Agreement.  Seller and its Affiliates shall negotiate in good faith with Purchaser and its advisors to agree on the form of the Transition Services Agreement as promptly as practicable following the date hereof.  Seller acknowledges the intent of the Transition Services Agreement is to ensure a smooth transition of the ownership and operation of the Company from Seller to Purchaser.  Subject to applicable Law, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, Purchaser shall have the right to dispatch personnel (which may include third-party consultants) to work with the Company and Seller in connection with the transactions contemplated by this Agreement.  Seller shall, and shall cause the Company to, provide reasonable support to Purchaser in connection with applying for visas in Kazakhstan.

Section 8.12 Updates.  During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, Seller shall, and shall cause the Company to, (a) update Purchaser on a timely basis regarding any discussions Seller, the Company or their respective Representatives have had with the Ministry of Oil and Gas regarding the terms and conditions of any Production Contract; (b) keep Purchaser timely updated with respect to any material notices or new regulations from the State with respect to the Company’s operations and/or any of its activities under the Existing Exploration Contract; and (c) provide all reasonable assistance and support as requested by Purchaser.

Section 8.13 Assistance with Production Contracts and Leases.   Seller shall use its best efforts to assist Purchaser (a) within six (6) months after Closing, to apply for and obtain a Production Contract from the Competent Authority for the production of hydrocarbons at Emir; (b) within three (3) months after Closing, to extend the Land Lease Agreements or Acts of Land Ownership relating to the land on which the Company’s electricity lines, gas pipeline, oil pipeline, gas processing facilities and other Equipment and subsurface use infrastructure are located in Kariman, Dolinnoe and Askaz, on terms and conditions acceptable to Purchaser, for the entire period of the Company’s Production Contracts for Kariman, Dolinnoe and Askaz, respectively; and (c) within three (3) months after the Company enters into the Production Contract for Emir, to extend the Land Lease Agreement or Acts of Land Ownership relating to the land on which the Company’s electricity lines, gas pipeline, oil pipeline, gas processing facilities and other Equipment and subsurface use infrastructure are located in Emir, for the entire period of the Company’s Production Contract for Emir.

Section 8.14 Seller Stockholder Proxy Statement.

(a)   As promptly as practicable after the execution of this Agreement, Seller shall prepare the Seller Stockholder Proxy Statement.  Seller shall cause the Seller Stockholder Proxy Statement to be filed with the SEC as soon as practicable on or after the date of this Agreement.  Seller shall use its reasonable best efforts to have the Seller Stockholder Proxy Statement cleared by the SEC as promptly as practicable and to prepare and file with the SEC any Other Seller Filings as and when required or requested by the SEC.  Seller shall, after consultation with Purchaser, use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Seller Stockholder Proxy Statement and any Other Seller Filings.  Purchaser shall provide to Seller for inclusion in the Seller Stockholder Proxy Statement any information pertaining to Purchaser which is required under applicable Law and which is reasonably requested by Seller.  As promptly as reasonably practicable after clearance (which shall include upon expiration of the ten (10) day period after filing in the event the SEC does not review the Seller Stockholder Proxy Statement) of the Seller Stockholder Proxy Statement by the SEC, and in any event no later than the tenth (10th) Business Day thereafter, Seller shall mail the Seller Stockholder Proxy Statement to its stockholders.  Subject to and without limiting the rights of the Seller Board pursuant to Section 8.16, the Seller Stockholder Proxy Statement shall include the Seller Recommendation.  Prior to filing or mailing the Seller Stockholder Proxy Statement or any Other Seller Filing, Seller shall provide Purchaser with an opportunity to review and comment on such document and shall include in such document comments reasonably proposed by Purchaser.

(b) No amendment or supplement to the Seller Stockholder Proxy Statement or any Other Seller Filings, nor any response to any comments or inquiry from the SEC, will be made by Seller without the approval of Purchaser, which approval shall not be unreasonably withheld or conditioned; provided that Seller, in connection with a Seller Adverse Recommendation Change, may file an amendment or supplement to the Seller Stockholder Proxy Statement pursuant to a Qualifying Amendment to effect such change, in which case this right of approval shall apply only with respect to any information contained therein relating to Purchaser.  A “Qualifying Amendment” means an amendment or supplement to the Seller Stockholder Proxy Statement to the extent that it contains just (i) a Seller Adverse Recommendation Change, (ii) a statement of the reasons of the Seller Board for making such change, and (iii) additional information that is reasonably related thereto.  Seller will advise Purchaser promptly (and in any event within twenty-four (24) hours) after it receives notice of any request by the SEC for amendment of the Seller Stockholder Proxy Statement or any Other Seller Filings or comments thereon and responses thereto or requests by the SEC for additional information and shall supply Purchaser with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Seller Stockholder Proxy Statement or any Other Seller Filing.

(c) Purchaser shall promptly inform Seller if, at any time prior to the Closing Date, any event or circumstance relating to Purchaser, or any of its officers or directors, should be discovered by Purchaser which should be set forth in an amendment or a supplement to the Seller Stockholder Proxy Statement or any Other Seller Filing.  Seller shall promptly inform Purchaser if, at any time prior to the Closing Date, any event or circumstance relating to Seller or the Company, or any of their respective officers or directors, should be discovered by Seller or the Company which should be set forth in an amendment or a supplement to the Seller Stockholder Proxy Statement or any Other Seller Filing.  All documents that Seller is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable U.S. securities Laws.

Section 8.15 Seller Stockholders’ Meeting.

(a) Unless this Agreement is terminated in accordance with Article 10, Seller shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments thereof, the “Seller Stockholders’ Meeting”) as promptly as reasonably practicable after the date on which the Seller Stockholder Proxy Statement is cleared by the SEC (which shall include upon expiration of the ten (10) day period after filing in the event the SEC does not review the Seller Stockholder Proxy Statement) for the purpose of obtaining the Seller Stockholders’ Approval; provided that, without the prior written consent of Purchaser, (i) the Seller Stockholders’ Meeting shall not be held later than sixty (60) calendar days after the date on which the Seller Stockholder Proxy Statement is mailed to Seller’s stockholders and (ii) Seller may not adjourn or postpone the Seller Stockholders’ Meeting; provided, further, that, notwithstanding the foregoing, Seller will adjourn or postpone the Seller Stockholders’ Meeting up to three (3) times at the request of Purchaser in order to solicit additional votes for approval of this Agreement and the transactions contemplated hereby.

(b) Subject to Section 8.16, (i) at the Seller Stockholders’ Meeting, Seller shall, through the Seller Board, make the Seller Recommendation and (ii) unless there has been a Seller Adverse Recommendation Change, Seller shall (A) take all reasonable lawful action to solicit (or cause to be solicited) from its stockholders proxies in favor of the transactions contemplated by this Agreement (such that the Seller Stockholders’ Approval shall be obtained), (B) take all other reasonable action necessary to secure Seller Stockholders’ Approval, (C) cooperate and consult with Purchaser with respect to each of the foregoing matters and (D) publicly reaffirm the Seller Recommendation within two (2) Business Days after any request by Purchaser.  Seller shall, upon the reasonable request of Purchaser, keep Purchaser updated as to the aggregate tally of the proxies received by Seller with respect to the Seller Stockholders’ Approval.  Without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed or conditioned, or except as otherwise required by applicable Law, the approval of the transactions contemplated hereby, the approval of the Contemplated Indenture Amendment as it relates to the conversion provisions thereof, the election of directors and the ratification of auditors shall be the only matters (other than procedural matters) that Seller shall propose to be acted on by the stockholders of Seller at the Seller Stockholders’ Meeting.

Section 8.16 Acquisition Proposals.

(a) Except as expressly permitted by this Section 8.16, Seller shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any third parties that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal and shall request that such third parties promptly return or destroy all non-public information concerning Seller or the Company.  Except as expressly permitted by this Section 8.16, from the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 10, Seller shall not, and shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate, or encourage (including by way of providing information) or facilitate any inquiry with respect to, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal or an offer or proposal that would reasonably be expected to lead to an Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”), (iii) engage or participate in any negotiations or discussions regarding any Acquisition Proposal, or furnish or disclose to any third party any non-public information or provide access to the properties, personnel, books and records of Seller or the Company to any Person that has made or would reasonably be expected to make an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) exempt any person from any restrictions contained in any state takeover or similar Laws, or (vi) resolve, propose or agree to do any of the foregoing.  From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 10, Seller (A) shall not waive, amend or modify any term of any confidentiality agreement entered into with potential purchasers of Seller or the Company, (B) shall provide Purchaser with a copy of each Acceptable Confidentiality Agreement entered into after the date hereof, and (C) shall not waive, amend or modify, and use its reasonable best efforts to enforce all provisions of, any standstill or confidentiality agreement entered into with any person whether prior to, on or after the date of this Agreement.

(b) Prior to the receipt of Seller Stockholders’ Approval, notwithstanding anything contained in Section 8.16(a), but subject to compliance by Seller with its other obligations under this Section 8.16, if Seller receives a bona fide written Acquisition Proposal that was not solicited in violation of this Section 8.16 and if the Seller Board determines in good faith (i) after consultation with its outside legal counsel and financial advisors constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (ii) after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Seller Board to the holders of Seller Common Stock under applicable Law, Seller may (A) provide access to its properties, contracts, personnel, books and records and furnish non-public information with respect to Seller and the Company to the person making such Acquisition Proposal (and its Representatives and financing sources and their Representatives), but only so long as Seller (x) has first received from such person an executed confidentiality agreement containing provisions that are no less favorable to Seller in all substantive respects than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); and (y) concurrently discloses the same non-public information to Purchaser if such information has not previously been disclosed to Purchaser, and (B) participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives with respect to such Acquisition Proposal.

(c) Other than in accordance with this Section 8.16(c), the Seller Board shall not (i) withdraw (or not continue to make), or change, modify or amend in any manner adverse to Purchaser, or publicly propose to withdraw (or not continue to make), or change, modify or amend in any manner adverse to Purchaser, the Seller Recommendation, (ii) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, any Acquisition Proposal, (iii) fail to publicly reaffirm the Seller Recommendation or fail to recommend against any Acquisition Proposal, in each case within two (2) Business Days after any request by Purchaser to do so, (iv) exempt any person (other than Purchaser or an Affiliate of Purchaser) from any restrictions contained in any state takeover or similar Laws (any action described in the foregoing clauses, a “Seller Adverse Recommendation Change”), and/or (v) enter into or permit the Company to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); provided, however, that if, prior to the receipt of Seller Stockholders’ Approval, Seller receives a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of this Section 8.16 and that the Seller Board determines in good faith after consultation with its outside legal counsel and financial advisors constitutes a Superior Proposal, then the Seller Board may (A) effect a Seller Adverse Recommendation Change with respect to such Superior Proposal, or (B) terminate this Agreement in order to immediately enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if and only if (w) the Seller Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action is inconsistent with the fiduciary duties of the members of the Seller Board to Seller’s stockholders under applicable Law, (x) (1) Seller has given Purchaser five (5) Business Days’ prior written notice of its intention to take such action (the “Notice Period”), which notice shall specify the basis for taking such action, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all documentation relating thereto, and (2) the Seller Board and Seller’s Representatives shall have negotiated in good faith with Purchaser and Purchaser’s Representatives (to the extent Purchaser desires to negotiate) during the Notice Period and shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Purchaser during the Notice Period, and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, (y)  Seller has complied with its obligations under this Section 8.16, and (z) in the case of a termination described in clause (B) above, Seller shall have first both terminated this Agreement in accordance with the provisions of Section 10.1(h) hereof and paid Purchaser the Termination Fee and the Expenses in accordance with Section 10.2(b)(i).  The parties agree and acknowledge that, in the event of any material revision to the Acquisition Proposal (including any change in the purchase price of such Acquisition Proposal) that the Seller Board has determined constitutes a Superior Proposal, Seller shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 8.16(c) with respect to such new written notice.

(d) From and after the date of this Agreement, Seller agrees that it will promptly (and in any event within twenty-four (24) hours) notify Purchaser if any Acquisition Proposals, or proposals or offers are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Seller or any of Seller’s Representatives indicating, in connection with such notice, the identity of the Person making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements or other correspondence, or, if no such written materials are available, a written description of such request, proposal or offer), and thereafter shall keep Purchaser reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Seller’s intentions as previously notified.

(e) Notwithstanding anything to the contrary contained herein, nothing in this Section 8.16 shall prohibit or restrict Seller or the Seller Board from (i) taking and/or disclosing to the stockholders of Seller a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of Seller if, in the good faith judgment of the Seller Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Seller Adverse Recommendation Change unless the Seller Board expressly publicly reaffirms the Seller Recommendation within two (2) Business Days following any request by Purchaser.

(f) None of Seller, the Seller Board or any of their respective Representatives will enter into any agreement with any person that would limit or prohibit that ability of Seller to comply with its obligations under this Section 8.16.

(g) No Seller Adverse Recommendation Change, termination of this Agreement or any similar action shall in any event change, or be deemed to otherwise eliminate, the approval of the Seller Board for purposes of causing any state takeover or similar Laws to become applicable to Purchaser or any of its Affiliates.

(h) Seller agrees that, without limiting any of the foregoing, any violations of the restrictions or obligations set forth in this Section 8.16 by any of its Representatives shall be deemed to be a breach of this Section 8.16 by Seller.

Section 8.17 Seller Noteholder Approval.

(a)  As promptly as practicable after the execution of this Agreement, Seller shall prepare the Seller Noteholder Notice.  Purchaser shall furnish Seller all information concerning itself required to be included in the Seller Noteholder Notice.  As promptly as reasonably practicable after the date of this Agreement, and in any event no later than twenty (20) Business Days thereafter, Seller shall arrange for the delivery of the Seller Noteholder Notice to the Seller Noteholders.  Prior to the delivery of the Seller Noteholder Notice, Seller shall provide Purchaser with an opportunity to review and comment on such document and shall include in such document comments reasonably proposed by Purchaser. No amendment or supplement to the Seller Noteholder Notice will be made by Seller without the approval of Purchaser, which approval shall not be unreasonably withheld or conditioned. Purchaser shall promptly inform Seller if, at any time prior to the Closing Date, any event or circumstance relating to Purchaser, or any of its officers or directors, should be discovered by Purchaser which should be set forth in an amendment or a supplement to the Seller Noteholder Notice.  Seller shall promptly inform Purchaser if, at any time prior to the Closing Date, any event or circumstance relating to Seller or the Company, or any of their respective officers or directors, should be discovered by Seller or the Company, which should be set forth in an amendment or a supplement to the Seller Noteholder Notice.

(b) Unless this Agreement is terminated in accordance with Article 10, Seller shall as promptly as reasonably practicable after the date of this Agreement, obtain the Seller Noteholders’ Approval.

Section 8.18 Listco Stockholders’ Approval.  Purchaser shall procure the Listco Stockholders’ Approval in accordance with the Hong Kong Listing Rules and the Governing Documents of Listco.

Section 8.19 Lease Agreements.  As promptly as practicable following the date hereof, Seller shall use its reasonable best efforts to cause the Lessor Related Party and his applicable Affiliates to negotiate in good faith with Purchaser and its advisors and to agree on the Lease Agreements with the Company with respect to the office space, oil storage facilities, fuel tanks, warehouses and fuel trucks currently provided by Term Oil LLC or other Affiliates of the Lessor Related Party to the Company.  Unless Purchaser agrees in its reasonable discretion otherwise, Seller shall use its reasonable best efforts to cause the Lessor Related Party and his applicable Affiliates to include in the Lease Agreement the following provisions:

(a) Each Lease Agreement shall have a term of four (4) years, but shall permit the Company to terminate the Lease Agreement for any reason without penalty with twelve (12) months prior written notice to the applicable lessor.  Each Lease Agreement shall be registered in accordance with Kazakhstan Law and shall not permit the lessor to terminate the Lease Agreement prior to its stated expiration date.

(b) Each Lease Agreement shall include the fixed pricing terms equal to the prices currently provided by the Lessor Related Party or his Affiliates for the applicable facilities or transportation used by the Company.

(c) The Lease Agreement for the oil storage facilities shall permit the Company to request an increase in the capacity thereunder upon six (6) months prior written notice to the applicable lessor.  If the Company makes such a request, the Lessor Related Party and his applicable Affiliates shall use reasonable efforts to assist the Company secure such increased capacity on the same pricing and other terms as provided under the Lease Agreement.

(d) The Lease Agreement for the fuel trucks shall permit the Company to request additional trucking services thereunder upon six (6) months prior written notice to the applicable lessor.  If the Company makes such a request, the Lessor Related Party and his applicable Affiliates shall use reasonable efforts to fulfill the request promptly on the same pricing and other terms as provided under the Lease Agreement.

(e) Each of the Lease Agreements for the oil storage facilities and fuel trucks shall provide that, three (3) months prior to the end of each year under such Lease Agreement, the parties shall review and discuss the Company’s needs for the such year under the Lease Agreement.  The parties will work to agree upon any adjustments to the Lease Agreements resulting from review and discussion no later than one (1) month prior to such year.

Section 8.20 Disclosure Documents.

(a) The Seller Stockholder Proxy Statement and any Other Seller Filings, and any amendments or supplements thereto, that Seller is responsible for filing at (i) the time the Seller Stockholder Proxy Statement or such Other Seller Filing (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of Seller, and (ii) the time of the Seller Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Seller Stockholder Proxy Statement, any Other Seller Filing and any amendments or supplements thereto that Seller is responsible for filing, insofar as it reflects information supplied by Seller for use in the Seller Stockholder Proxy Statement or such Other Seller Filing, at (i) the time the Seller Stockholder Proxy Statement or such Other Seller Filing (or any amendment thereof or supplement thereto), as applicable, is first mailed to the stockholders of Seller, and (ii) the time of the Seller Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information supplied or to be supplied by Purchaser in writing for inclusion or incorporation by reference in the Seller Stockholder Proxy Statement (i) the time the Seller Stockholder Proxy Statement or such Other Seller Filing (or any amendment thereof or supplement thereto), as applicable, is first mailed to the stockholders of Seller, and (ii) the time of the Seller Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 8.21 Guarantee.

(a) Subject to Section 10.2(d), Listco hereby fully and unconditionally guarantees to Seller, as primary obligor and not merely as a surety, the prompt and full discharge of all of the obligations of Purchaser under this Agreement (the “Purchaser Obligations”).  Listco waives any and all notice of the creation, renewal, extension or accrual of any of the Purchaser Obligations and notice of or proof of reliance by Seller upon this guaranty or acceptance of this guaranty.  Listco waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Purchaser with respect to the Purchaser Obligations.  This guaranty shall be construed as a continuing, absolute and unconditional guarantee of performance or payment, as applicable, without regard to (A) any defense, set-off or counterclaim (other than a defense of payment or performance or release as a result of the termination of this guaranty in accordance with its terms) which may at any time be available to or be asserted by Purchaser against Seller; or (B) any equitable or legal discharge of

 Purchaser for the Purchaser Obligations, or of Listco under this guaranty, in bankruptcy or in any other instance.  When pursuing its rights and remedies under this Agreement against Listco, Seller may, but shall be under no obligation to, pursue such rights and remedies as it may have against Purchaser or any other person or against any collateral security or guaranty for the Purchaser Obligations or any rights of offset with respect thereto.  This guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Listco and its successors and assigns, and shall inure to the benefit of Seller, and its successors and assigns, until all the Purchaser Obligations shall have been performed or satisfied by payment in full, as applicable.

(b) Listco is a company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under Section 8.21(a).  The execution and delivery by Listco of this Agreement and performance by Listco of its obligations under Section 8.21(a) have been duly authorized by all necessary organizational action on the part of Listco.  This Agreement has been duly executed and delivered by Listco and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, Section 8.21(a) constitutes a legal, valid and binding obligation of Listco, enforceable against Listco in accordance with its terms, subject to the Remedies Exception.  The execution and delivery of this Agreement by Listco does not (i) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the Governing Documents of Listco, (ii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both), in any material respect, or require any Consent under, any material contract to which Listco is a party, or (iii) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Law or Order to which Listco is subject, respectively, in any material respect.

Section 8.22 Purchase of Notes.

(a) In the event that the Closing does not occur on or before the End Date or the Extended End Date, as applicable, and at the time of the End Date or the Extended End Date, as applicable, the condition to Closing set forth in Section 9.2(l) has been fully satisfied by Seller (and Seller is not in material breach of its representations, warranties, covenants or agreements under this Agreement that would then entitle Purchaser to terminate the Agreement under Section 10.1(c) hereof), Seller shall have the right to require Listco to purchase up to an aggregate principal amount of Convertible Senior Notes (the “Purchase Notes”) equal to $5,000,000 in accordance with this Section 8.22 (the “Purchase”).  If Seller elects to exercise this right, it shall do so by sending a written notice of such election to Listco (the “Purchase Notice”), specifying the aggregate principal amount of Purchase Notes to be purchased by Listco (up to the maximum referenced in the preceding sentence).  Upon receipt of such Purchase Notice, Listco shall be obligated to purchase the aggregate principal amount of Purchase Notes set forth in the Purchase Notice at a purchase price equal to par value.  The Purchase Notes shall rank pari passu with the Notes and shall include substantially the same terms and conditions as those contained in the Indenture and the Notes (with such changes as may be mutually agreed to by Listco and Seller).

(b) If Seller provides a Purchase Notice to Listco pursuant to Section 8.22(a), the closing of the Purchase shall be held within thirty (30) days of the date that the Purchase Notice is delivered to Listco (the “Purchase Closing”).  The Purchase Closing shall take place at the principal offices of Listco or at such other location as may be agreed upon by Seller and Listco.  At the Purchase Closing, (i) Seller shall issue the Purchase Notes to Listco free and clear of all Liens; (ii) each of Listco and Seller shall provide to each other representations, warranties and indemnities customary for transactions of this type; and (iii) Listco shall deliver to Seller the purchase price for the Purchase Notes as calculated according to the second to last sentence of Section 8.22(a).

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Mutual Conditions.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser or Seller (solely on its own behalf) to the extent permitted by applicable Law:

(a) No Injunction.  No temporary restraining order, preliminary or permanent injunction or other Order or decree issued by a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in any such jurisdiction after the date of the Agreement that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(b) No Proceedings.  No Proceedings shall be pending by any Governmental Authority (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby, or (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents.

(c) Competition Agency Consent.  The parties shall have received the Consent of the Competition Agency for the consummation of the transactions contemplated by this Agreement.

(d) Competent Authority Consent and Waiver.  The parties shall have received (i) the Consent of the Ministry of Oil and Gas on behalf of the Republic of Kazakhstan (the “Competent Authority”) to the transfer of the Interests by Seller to Purchaser under this Agreement; and (ii) the waiver of the State’s priority right to purchase the Interests in accordance with Articles 12 and 36 of the Subsoil Use Law.

(e) Seller Stockholders’ Approval.  The Seller Stockholders’ Approval shall have been obtained.

(f) Listco Stockholders’ Approval.  The Listco Stockholders’ Approval shall have been obtained.

(g) HKSE Approval.  This Agreement and the other transactions contemplated hereby shall have been approved by the HKSE in accordance with the Hong Kong Listing Rules (including the grant by the HKSE of any waivers required in connection with this Agreement and the other transactions contemplated hereby).

Section 9.2 Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable Law:

(a) Representations and Warranties of Seller.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except that (i) the representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties contained in Section 4.2 (Authority), Section 4.3 (Title to Interests) and Section 6.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies that would not reasonably be expected to have an adverse effect on Purchaser or the consummation of the transactions contemplated hereby), as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date).

(b) Performance of Covenants.  Seller shall have duly performed or complied with, in all material respects, all of the covenants, to be performed or complied with by it under the terms of this Agreement prior to or at Closing.

(c) Receipt of Closing Deliverables.  Purchaser shall have received the agreements, instruments and documents described in Section 3.1.

(d) No Material Adverse Effect; No Disruptions.  Since the date of this Agreement, there shall have been no circumstance, change, development, condition or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.  Since the date of this Agreement, there shall have been no material adverse change or disruption in political conditions in Kazakhstan or in the global financial markets (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date of this Agreement).

(e) Compliance with HKSE Requirements. Seller shall have provided to Purchaser information regarding the Company reasonably requested by Purchaser to assist Listco in complying with Listco’s reporting and other obligations under the applicable standards of the HKSE and the Hong Kong Listing Rules applicable to the transactions contemplated hereby, including, without limitation, by delivering to Purchaser (i) by no later than March 31, 2011, a report, addressed to Listco, on the resources and/or reserves and valuation of the Company prepared by an expert or experts who meet the requirements of the HKSE, in compliance with the applicable Hong Kong Listing Rules and the applicable reporting standards required by the HKSE, in form and substance acceptable to Purchaser, and rendering or procuring assistance from such expert or experts to address any comments from the HKSE with respect to such report, and procuring the consent from such expert or experts to such report being included in the circular to be dispatched by Listco to its shareholders in connection with the transactions contemplated by this Agreement, (ii) by no later than March 31, 2011, audited financial statements of the Company (including an accountants’ report addressed to Listco by an accounting firm reasonably acceptable to Purchaser and approved by Seller, it being acknowledged that Baker Tilly Hong Kong is reasonably acceptable to Purchaser) as of and for the fiscal years ended March 31, 2008, 2009 and 2010 and the nine-month period ended December 31, 2010 and comparable unaudited financial statements of the Company as of and for the nine-month period ended December 31, 2009, prepared in accordance with IFRS and according to mutually acceptable accounting policies (the financial statements referenced in this clause (ii), the “IFRS Financial Statements”), and procuring the consent from Baker Tilly Hong Kong to such accountants’ report being included in the circular to be dispatched by Listco to its shareholders in connection with the transactions contemplated by this Agreement; and (iii) concurrently with the delivery of the IFRS Financial Statements, a working capital forecast for the Company for the 12-month period immediately following the date of delivery of the IFRS Financial Statements.

(f) Absence of Certain Conditions. There shall be no circumstances, acts or omissions that have resulted in, or could reasonably be expected to result in, the cancellation, forfeiture or suspension of the Existing Exploration Contract or any of the Company’s Production Contracts.

(g) SUA Obligations.  Purchaser shall have received documentary evidence satisfactory to it that (i) the Company’s Kazakhstan LKU for 2010 has been submitted to Zapkaznedra, (ii) the Company’s 2010 annual report as required under clause 21 of Article 76 of the Law on Subsoil and Subsoil Use dated June 24, 2010, has been submitted to, and receipt of such report has been acknowledged by, the Competent Body; (iii) the most recent quarterly reports of the Company prior to the Closing Date have been submitted to, and receipt of such reports have been acknowledged by, the Competent Body under clauses 19 and 20 of Article 76 of the Law on Subsoil and Subsoil Use dated June 24, 2010, as required pursuant to Article 7.1 of the Existing Exploration Contract; (iv) the Company has fulfilled its social obligations under Kazakhstan Law, as required pursuant to Article 7.1 of the Existing Exploration Contract, with respect to 2010; (v) the Company has obtained insurance for the transportation and storage of cargo, as required pursuant to Article 14.2.1 of the Existing Exploration Contract; (vi) the Company has obtained property insurance, as required pursuant to Article 14.2.2 of the Existing Exploration Contract; (vii) the Company has obtained an environmental permit for the current year, as required pursuant to Article 17.4 of the Existing Exploration Contract; and (viii) the Company has complied with the subsoil use monitoring program in accordance with Minutes No. 317/2008 dated December 24, 2008 of the meeting of the Technical Board MTD of Zapkaznedra and has received an approved copy of such monitoring program from Zapkaznedra.

(h) Preemptive Right Waiver.  The Company shall have delivered to Purchaser a written waiver of its preemptive right under applicable Kazakhstan law with respect to the sale of the Interests from Seller to Purchaser under this Agreement.

(i) Amended Governing Documents.  Purchaser and Seller shall have executed, delivered and notarized the Act of Transfer and all other necessary transfer documents required under Kazakhstan Law, and Purchaser shall have approved (which approval shall not be unreasonably withheld, delayed or conditioned), executed and notarized the Charter, and Seller shall have caused the Act of Transfer, Charter and all other required documents necessary for the transfer of the ownership of the Interests to Purchaser to have been submitted to and, in the case of the Charter, registered with the applicable office of the Ministry of Justice.

(j) Work Permit.  Purchaser shall have received a valid work permit from the Ministry of Labor and Social Protection of the Republic of Kazakhstan for the appointment of a designee of Purchaser as the new General Manager of the Company effective as of the Closing.

(k) Registration of Assignment of Seller Loans. Seller shall have registered with the National Bank of the Republic of Kazakhstan the assignment of the Seller Loans from Seller to Purchaser or an Affiliate of Purchaser pursuant to the Assignment, Release and Waiver Agreement.

(l) Production Contracts.  The Company shall have entered into and duly registered a Production Contract with the Competent Authority for production of Petroleum at each of Kariman, Dolinnoe and Askaz in compliance with the Section 8.1(c).

(m) Equity Issuances Approval.  Seller shall have received the approval from the Competent Authority (i) for any equity issuances or equity-linked offerings by Seller or other transactions involving Seller’s equity or equity-linked securities from October 16, 2005 to February 17, 2007, including, without limitation, any private placements, employee stock options, restricted share units and convertible notes and for any transactions in shares of capital stock of Seller other than those explicitly approved by the Competent Authority as of February 17, 2007; and (ii) for the trading of the shares of capital stock of Seller on XETRA since October 16, 2005.

(n) Legal Opinions.  Purchaser shall have received (i) an opinion of Holland & Hart LLP, U.S. counsel to Seller, in form and substance reasonably acceptable to counsel to Purchaser, including the opinion paragraphs set forth on Exhibit C hereto and (ii) an opinion of GRATA Law Firm, Kazakhstan counsel to Seller, in form and substance reasonably acceptable to counsel to Purchaser, including the opinion paragraphs set forth on Exhibit D hereto, each dated as of the Closing Date.

(o) Consents, Notifications and Filings.  Seller and the Company shall have obtained all Consents (or waivers thereof) and made all notifications and filings required to be obtained or made by Seller or the Company, as applicable, in connection with the execution and delivery of this Agreement or any Transaction Document or in connection with the consummation of the transactions contemplated hereby and thereby.

(p) Evidence of Property Interests. Purchaser shall have received documentary evidence satisfactory to it of the Company’s ownership of the assets described in Section 11.2(a)(vii).

(q) Barter Agreement. Purchaser shall have received evidence of cancellation of the Barter Agreement in form and substance satisfactory to Purchaser.

(r) Seller Noteholders’ Approval.  The Seller Noteholders’ Approval shall have been obtained.

Section 9.3 Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date).

(b) Performance of Obligations.  Purchaser shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement prior to or at the Closing.

(c) Receipt of Closing Deliverables.  Seller shall have received the agreements and the amount described in Section 3.2(a) (except for the Transition Services Agreement, which shall not be a condition to Seller’s obligation to consummate the transactions contemplated by this Agreement).

Section 9.4 Frustration of Closing Conditions.  Notwithstanding the foregoing, neither of Purchaser or Seller may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such party’s failure to act or to use its reasonable best efforts to cause the Closing to occur, as required pursuant to Section 8.3.

ARTICLE 10

TERMINATION

Section 10.1 Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing shall not have been consummated on or before August 15, 2011 (the “End Date”); provided, however, that such date may be extended by either such party, by written notice to the other party, to November 14, 2011 (the “Extended End Date”) in the event that all conditions to Closing in Article 9 (other than the conditions set forth in Section 9.1(a), (b), (c), or (d) (the “Regulatory Conditions”)) have been or are reasonably capable of being satisfied on or prior to the Extended End Date; provided that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Extended End Date;

(c) by Purchaser if (i) Seller or the Company relinquishes any portion of the Contract Areas in violation of Section 8.1(b)(xxii), (ii) there is a breach of or inaccuracy in any representation or warranty set forth in Article 4 or Article 6 which, if such breach or inaccuracy existed on the date of this Agreement or the Closing Date, would result in the failure of the condition set forth in Section 9.2(a), (iii) any failure to perform any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement which would result in the failure of the condition set forth in Section 9.2(b) or (iv) the failure of any other condition set forth in Section 9.2 (excluding Section 9.2(s)) to be satisfied on or prior to the End Date or Extended End Date, as applicable, or the occurrence of any event which results or would result in the failure of any other condition set forth in Section 9.2 (excluding Section 9.2(s)) to be satisfied on or prior to the End Date or Extended End Date, as applicable, in the case of each of clauses (ii), (iii) and (iv), if such breach, inaccuracy or failure cannot be cured or has not been cured within thirty (30) calendar days following the receipt by Seller of written notice from Purchaser of such breach, inaccuracy or failure and such breach, inaccuracy or failure has not been waived in writing by Purchaser;

(d) by Seller if (i) there is a breach of or inaccuracy in any representation or warranty set forth in Article 7 which, if such breach or inaccuracy existed on the date of this Agreement or the Closing Date, would result in the failure of the condition set forth in Section 9.3(a), (ii) any failure to perform any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement which would result in the failure of the condition set forth in Section 9.3(b) or (iii) the failure of any other condition set forth in Section 9.3 to be satisfied on or prior to the End Date or Extended End Date, as applicable, or the occurrence of any event which results or would result in the failure of any other condition set forth in Section 9.3 to be satisfied on or prior to the End Date or Extended End Date, as applicable, in the case of each of clauses (i), (ii) or (iii), if such breach, inaccuracy or failure cannot be cured or has not been cured within thirty (30) calendar days following the receipt by Purchaser of written notice from Seller of such breach, inaccuracy or failure and such breach, inaccuracy or failure has not been waived in writing by Purchaser;

(e) by either Purchaser or Seller, if any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(f) by either Purchaser or Seller if the Seller Stockholders’ Approval shall not have been obtained at the Seller Stockholders’ Meeting or any adjournment or postponement thereof at which a vote on the transactions contemplated by this Agreement is taken;

(g) by Purchaser if (i) a Seller Adverse Recommendation Change has occurred, (ii) Seller shall have breached in any material respect any of its obligations under Section 8.14, Section 8.15 or Section 8.16 (including, for the avoidance of doubt, failing to include the Seller Recommendation in the Seller Stockholder Proxy Statement mailed to Seller’s stockholders), or (iii) the Seller Board (or any committee thereof) authorizes or publicly proposes any of the foregoing;

(h) by Seller in accordance with Section 8.16(c); provided that prior to or concurrent with such termination, Seller pays the Termination Fee and the Expenses to Purchaser in accordance with Section 10.2(b)(i), and any failure to pay the Termination Fee and the Expenses shall render the purported termination hereunder null and void;

(i) by either Purchaser or Seller if the Listco Stockholders’ Approval shall not have been obtained;

(j) by Purchaser if Seller shall have breached in any material respect any of its obligations under Section 8.17; or

(k) by Purchaser if the Seller Noteholders’ Approval shall not have been obtained.

Section 10.2 Effect of Termination.

(a) Limitation on Liability.  If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any Liability to the other party, except for obligations of the parties hereto in Section 8.2(b), Section 8.4, Section 10.2, Article 12, and the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with their terms.  Notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement pursuant to Section 10.1 shall not release any party from any Liability for any willful breach by such party of the terms and provisions of this Agreement (including the failure to pay any amounts due pursuant to this Section 10.2).

(b) Termination Fee; Expenses.

(i) In the event that this Agreement is terminated by Seller pursuant to Section 10.1(h), then Seller shall pay Purchaser (or Purchaser’s designee) prior to or concurrent with such termination the Termination Fee and the Expenses.

(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 10.1(g), then Seller shall pay Purchaser (or Purchaser’s designee), within two (2) Business Days after the date of such termination, the Termination Fee.

(iii) In the event that this Agreement is terminated by either Purchaser or Seller pursuant to (A) Section 10.1(b) under circumstances in which the Regulatory Conditions set forth in Section 9.1(c) or (d)(ii) have not been satisfied or (B) Section 10.1(e) as a result of the failure of the applicable Governmental Authority to provide the Consent or waiver contemplated by the Regulatory Conditions set forth in Section 9.1(c) or (d)(ii), respectively, then Seller shall pay Purchaser (or Purchaser’s designee), within two (2) Business Days of the date of such termination, the Expenses.

(iv) In the event that (A) this Agreement is terminated by either Purchaser or Seller pursuant to Section 10.1(b) or Section 10.1(f), and (B) an Acquisition Proposal was publicly announced (including any disclosure of an intention to make an Acquisition Proposal) or was otherwise communicated to the Seller Board or directly to Seller’s stockholders after the date of this Agreement and prior to the date of the Seller Stockholders’ Meeting or any adjournment or postponement thereof and such Acquisition Proposal was not, in an unequivocal manner, publicly retracted or withdrawn prior to the date of such Seller Stockholders’ Meeting or any adjournment or postponement thereof, then Seller shall pay Purchaser (or Purchaser’s designee), within two (2) Business Days of the date of such termination, the Expenses.

(v) In the event that (A) this Agreement is terminated by either Purchaser or Seller pursuant to Section 10.1(b) or Section 10.1(f) or by Purchaser pursuant to Section 10.1(c), (B) an Acquisition Proposal was publicly announced (including any disclosure of an intention to make an Acquisition Proposal) or was otherwise communicated to the Seller Board after the date of this Agreement and prior to the date of the Seller Stockholders’ Meeting or any adjournment or postponement thereof and such Acquisition Proposal was not, in an unequivocal manner, publicly retracted or withdrawn prior to the date of such Seller Stockholders’ Meeting or any adjournment or postponement thereof, and (C) within 12 months of such termination Seller enters into an Alternative Acquisition Agreement or consummates any Acquisition Proposal, then Seller shall pay Purchaser (or Purchaser’s designee), immediately upon the earlier of entering into such Alternative Acquisition Agreement or the consummation of such Acquisition Proposal, the Termination Fee.  For purposes of this Section 10.2(b)(v), each reference in the definition of Acquisition Proposal to “15%” will be deemed to be references to “50%”.

(vi) In the event that this Agreement is terminated by Purchaser pursuant to Section 10.1(j), then Seller shall pay Purchaser (or Purchaser’s designee), within two (2) Business Days after the date of such termination, the Expenses.

(c) All Payments.  All payments under Section 10.2 shall be made by wire transfer of immediately available funds to an account designated by Purchaser (or Purchaser’s designee) on the date of termination of this Agreement or the date of any other event triggering payment under Section 10.2 hereof.  Seller acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated hereby, that damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 10.2 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such Termination Fee is payable for the efforts expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Purchaser would not enter into this Agreement.  Accordingly, Seller agrees that if it fails to promptly pay the Termination Fee and/or Expenses and, in order to obtain such payments, Purchaser commences a suit which results in a judgment against Seller for the Termination Fee, Seller shall pay Purchaser’s costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(d) Purchaser Liability Cap.  Except with respect to the payment obligations of Purchaser in Article 2 hereof at the Closing (and only if the Closing actually occurs), notwithstanding anything else herein to the contrary, the maximum aggregate liability of Purchaser or any of its former, current or future directors, officers, employees, agents, stockholders, Affiliates (including Listco) or assignees or any former, current or future directors, officers, employees, agents, stockholders, Affiliates or assignees of any of the foregoing (the “Purchaser Group”) for damages or otherwise shall be limited to $10,000,000; provided, however, that, in the event the Purchase Closing has occurred, then such amount shall be reduced, effective upon the Purchase Closing, by the amount of the purchase price for the Purchase Notes as calculated according to the second to last sentence of Section 8.22(a) (in either case, the “Purchaser Liability Cap”).  In no event will Seller or its Affiliates seek or permit to be sought on behalf of Seller any damages or any other recovery or judgment of any kind, including consequential, indirect or punitive damages, from any member of the Purchaser Group other than Purchaser or Listco in connection with this Agreement or the transactions contemplated hereby.  Purchaser and Listco shall not be liable for consequential, indirect or punitive damages hereunder.  Seller acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages, any member of the Purchaser Group (other than Purchaser and Listco to the extent provided in this Agreement), through Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Purchaser against any member of the Purchaser Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law or otherwise.  Except for claims based on fraud or criminal misconduct or enforcement of Seller’s rights against Listco pursuant to Section 8.21(a), notwithstanding anything herein to the contrary, the remedies set forth this Section 10.2(d) shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser and any other member of the Purchaser Group in respect of any Liabilities or obligations arising under or in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 11.1 Survival of Terms.  The representations, warranties, covenants and agreements of Seller and Purchaser in this Agreement shall survive the Closing and shall terminate on the date that is twelve (12) months following the Closing Date; provided, however, that (a) in the event of fraud or criminal misconduct by Seller in connection with a representation, warranty, covenant or agreement made by it hereunder, such representation, warranty, covenant or agreement shall continue in full force and effect without limitation and (b) if a good faith written claim for indemnification with respect to a Loss prior to the end of the applicable survival period, the applicable representation, warranty, covenant or agreement shall survive with respect to such claim until such claim is resolved.  The right to indemnification or other remedy based on the representations, warranties, covenants and agreements contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 11.2 Indemnification by Seller.

(a) Effective as of the Closing Date, Seller agrees to indemnify and hold Purchaser and its Affiliates (including, after the Closing, the Company) and each of their respective officers, directors, employees and agents (each such Person, an “Indemnified Party”) harmless from and against:

(i) any and all Losses based upon or arising from any breach of any representation or warranty made by Seller pursuant to Article 4 or Article 6;

(ii) any and all Losses based upon or arising from any failure by Seller to perform any of its covenants or agreements contained herein;

(iii) any and all Losses based upon or arising from the matter described in Section 11.2(a)(iii) of the Company Disclosure Schedule (the “Open Matter”);

(iv) Intentionally omitted.

(v) any and all Losses arising from or related to (A) any invalidity of the Existing Exploration Contract, or any revocation or early termination of the Existing Exploration Contract or any portion thereof by the Ministry of Oil and Gas or other Competent Authority, arising from or related to any non-compliance with the Existing Exploration Contract or applicable Law prior to the Closing Date; or (B) any non-compliance by the Company with any of the terms of the Existing Exploration Contract prior to the Closing Date (including, without limitation, any failure by the Company to fully perform its current or historical obligations pursuant to the Annual Working Programs or the Minimum Working Program thereunder) or applicable Law in relation to the Company’s performance of the Existing Exploration Contract;

(vi) any and all Losses arising from or related to the past transfer of the Designated Payables;

(vii) any and all Losses arising from or related to any defect in the Company’s ownership of (i) gas utilization facilities on the Dolinnoe and Aksaz oilfields, (ii) electricity lines on the Kariman, Dolinnoe, Emir and Aksaz fields, (iii) gas pipelines from the Dolinnoe gas facility to the Aksaz gas facility and from the Aksaz gas facility to the Aktau-karyer 5 gas pipeline; or (iv) the Company’s three oil pipeline lines (i.e., the two lines from Kariman to the Dolinnoe oilfields and the line from the Dolinnoe to the Aksaz oilfields);

(viii) any and all Losses arising from or related to (A) the presence, handling or Release of any Hazardous Materials in, on, to, from or under any real property or facility (including any offsite disposal facility) owned, leased or used by the Company prior to the Closing Date, (B) any Liability of the Company under any Environmental Law arising during the period from June 5, 2003 through the Closing Date or (C) any Liability of the Company under any Environmental Law arising prior to June 5, 2003 which, to Seller’s Knowledge, existed on or prior to the Closing Date; and

(b) In the event that an Indemnified Party is entitled to indemnification under more than one clause of Section 11.2(a), it may obtain indemnification under any of such clauses or combination of such clauses.

Section 11.3 Additional Provisions Regarding Indemnification Obligations.  Notwithstanding Section 11.2, the rights to indemnification pursuant to the provisions of Section 11.2 are subject to the following limitations:

(a) Except as set forth in Section 11.1 and Section 11.3(f), Seller shall not be liable for Losses incurred by any Indemnified Party pursuant to Section 11.2 after the first anniversary of the Closing Date.

(b) The maximum aggregate Liability of Seller to the Indemnified Parties taken together for Losses for any claims for indemnification pursuant to Section 11.2(a), shall be limited to an amount equal to $39,000,000 (the “Cap Amount”).

(c) Seller shall not be liable for Losses for any claims for indemnification pursuant to Section 11.2(a)(i) (other than as a result of a breach of a Specified Representation) unless the total of all Losses for claims for indemnification against Seller pursuant to Section 11.2(a)(i) exceeds $750,000 in the aggregate (the “Threshold”), and then Seller shall be liable for the aggregate amount of such losses regardless of the Threshold.  Liability of Seller for Losses based upon or arising from a breach of a Specified Representation shall not be subject to the Threshold.

(d) Seller shall not be liable to an Indemnified Party hereunder for any punitive or exemplary damages, except where such damages are recovered by a third party from an Indemnified Party in connection with Losses indemnified hereunder.

(e) Notwithstanding the foregoing, the limitations set forth in this Section 11.3 shall not apply with respect to Losses arising out of fraud or criminal misconduct.

(f) Seller shall not be liable for Losses for any claims for indemnification pursuant to Section 11.2(a)(iii) after the earliest of (i) ninety (90) days after the date the Open Matter is finally resolved and not subject to judicial process or appeal in any respect; (ii) the effective date of a final binding agreement entered into with respect to the Open Matter in form and substance reasonably acceptable to Purchaser; and (iii) the expiration of any applicable statute of limitations with respect to the Open Matter (as applicable, the “Termination Date”); provided, however, that Seller shall remain liable for any such Losses incurred by any Indemnified Party prior to the Termination Date.

(g) Purchaser shall have the right to manage any cleanup, remediation or compliance efforts related to any environmental matters subject to indemnification pursuant to Section 11.2(a)(viii) and shall be indemnified by Seller pursuant to Section 11.2(a)(viii) for all costs and expenses reasonably incurred in connection therewith.

Section 11.4 Indemnification Procedures; Third Party Claims.

(a) An Indemnified Party shall give Seller prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim), within fifteen (15) Business Days of such determination (an “Indemnity Notice”); provided, however, that the failure to give an Indemnity Notice shall not waive an Indemnified Party’s right to indemnification, unless Seller can show that it was materially prejudiced by the Indemnified Party’s failure to give notice.

(b) If any claim, action, suit, proceeding or demand is brought by a Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”) against an Indemnified Party, and if such Indemnified Party intends to seek indemnification with respect thereto pursuant to this Article 11, such Indemnified Party shall promptly, but in any event within fifteen (15) Business Days after the Indemnified Party learns of the existence of the Third Party Claim, notify Seller in writing of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying Seller will relieve Seller from any obligation hereunder unless Seller can show that it was materially prejudiced by the Indemnified Party’s failure to give notice.  The Indemnified Party will deliver to Seller, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) relating to the Third Party Claim received by the Indemnified Party from the Person that instituted the Third Party Claim.

(c) Seller will have the right to participate in or assume the defense of the Third Party Claim (in either case at the expense of Seller) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that Seller may assume the defense of the Third Party Claim, subject to Section 11.4(d), only so long as (i) Seller delivers written notice to the Indemnified Party of its election to assume the defense of the Third Party Claim within twenty (20) Business Days of receipt of written notice of such Third Party Claim from the Indemnified Party; (ii) Seller acknowledges in writing to the Indemnified Party that Seller is obligated to indemnify the Indemnified Party in full for such Third Party Claim hereunder; (iii) the Third Party Claim involves solely monetary damages (and does not seek an injunction or other equitable relief or involve criminal allegations) and (iv) if successful, the Third Party Claim would not restrict or adversely affect the Indemnified Party or the conduct of its or its Affiliates’ businesses or operations in a material manner.  Should Seller so elect to assume the defense of a Third Party Claim, Seller shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that Seller shall pay for one additional counsel (plus any required local counsel) for all Indemnified Parties if there is a conflict of interest or substantially different defenses that make it inappropriate to have common counsel for Seller and the Indemnified Party.  If Seller is conducting the defense of the Third Party Claim in accordance with the provisions above, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that Seller will control such defense, subject to Section 11.4(d).  If Seller has not assumed the defense of such Third Party Claim within twenty (20) Business Days of receipt of written notice of such Third Party Claim, the Indemnified Party will (upon delivering written notice to such effect to Seller) have the right to undertake, at Seller’s sole cost and expense, the defense of such Third Party Claim.  Each party shall reasonably cooperate with the other party in such defense and make available to the party undertaking the defense of the Third Party Claim, on a mutually convenient basis, witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating to such Third Party Claim as may be reasonably requested by the party undertaking the defense of the Third Party Claim.

(d) Notwithstanding anything in this Section 11.4 to the contrary, neither Seller nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably withheld or conditioned), settle, compromise or discharge any Third Party Claim or admit any Liability or permit a default or consent to entry of any judgment with respect to any Third Party Claim; provided that, if Seller assumes the defense of any Third Party Claim, the Indemnified Party shall not be required to agree to any settlement, compromise or discharge of such Third Party Claim which Seller may recommend unless (i) by its terms it obligates Seller to pay the full amount of Losses in connection with such Third Party Claim and unconditionally release the Indemnified Party completely from all Liability in connection with such Third Party Claim, (ii) it does not restrict or adversely affect the Indemnified Party or the conduct of its or its Affiliates’ businesses or operations in a material manner, (iii) it does not include an admission of wrongdoing or misconduct by the Indemnified Party, and (iv) it does not impose any injunctive or other equitable relief against the Indemnified Party.

Section 11.5 Exclusive Remedy.  Subject to Section 12.10 and except for claims based on fraud or criminal misconduct, notwithstanding anything to the contrary contained in this Agreement, the remedies set forth in this Article 11 shall be the sole and exclusive remedy for Purchaser for any breach of any representation, warranty, covenant or other provision contained in this Agreement by Seller.  Except for claims based on fraud or criminal misconduct, in the event Seller is required to make a payment to an Indemnified Party pursuant to the terms of Section 11.2, such payment shall be satisfied first by the Escrow Amount and in the event that such Escrow Amount is exhausted, Seller shall not be responsible for any additional payments in excess of $3,000,000.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Entire Agreement; Assignment.  This Agreement, together with the Company Disclosure Schedule, Transaction Documents and the Confidentiality Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that: (a) Purchaser may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Seller (provided that Purchaser shall remain liable hereunder following any such assignment); (b) Purchaser may assign its rights and obligations under this Agreement in whole or in part in connection with (i) a merger, consolidation or scheme or arrangement involving Purchaser or any of its Subsidiaries, (ii) a sale of stock or assets of Purchaser or any of its Subsidiaries or (iii) dispositions of the business of the Company and any of its future Subsidiaries or any part thereof (provided that Purchaser shall remain liable hereunder following any such assignment).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

Section 12.2 Notices.  All notices, Consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by nationally recognized overnight courier service or on the date of transmission if sent by facsimile (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

If to Purchaser or Listco:

Palaeontol B.V.
c/o MIE Holdings Corporation
Suite 406, Block C, Grand Place
5 Hui Zhong Road, Chaoyang District
Beijing 100101
Facsimile:  86.10.5123.8866
Attn:Chief Financial Officer
General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Facsimile:  852.2522.7006
Attn:David T. Zhang, Esq.
Timothy M. Gardner, Esq.

If to Seller: BMB Munai, Inc. 324 South 400 West, Suite 255 Salt Lake City, Utah 84101 Facsimile: 801.355.2227 Attn:Adam Cook

with a copy to (which shall not constitute notice):

Poulton & Yordan
324 South 400 West, Suite 250
Salt Lake City, Utah 84101
Facsimile:  801.355.2990
Attn:           Ronald Poulton

Holland & Hart llp
222 South Main Street, Suite 2200
Salt Lake City, UT 84101-2001
United States of America
Facsimile: 877.665.1695
Attn:           David G. Angerbauer, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 12.3 Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.4 Construction; Interpretation.  The name assigned to this Agreement and the article and section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  Unless the context otherwise requires: (a) a reference to a document includes all amendments, modifications or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one

(1) month following February 18 is March 18, and one (1) month following March 31 is May 1); (e) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute; (f) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation, scheme of arrangement or other business combination; (g) a reference to “$” or “dollars” shall be deemed a reference to United States dollars; and (h) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

Section 12.5 Company Disclosure Schedule.  Each Section of the Company Disclosure Schedule shall specifically reference by Section and subsection any representation or warranty that is being qualified (it being understood and agreed that only the representations or warranties specifically referenced in the Company Disclosure Schedule by the Sections or Subsections of Article 4 and Article 6 shall be qualified by the referenced disclosure, provided that the disclosure of any item in the Company Disclosure Schedule shall be deemed to have been disclosed with respect to other representations or warranties in Article 4 and Article 6 if the relevance of such disclosure to such other representations or warranties in Article 4 and Article 6 is readily apparent on its face).  Neither the specification of any dollar amount in the representations or warranties contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule hereto is intended to imply that such amounts, or higher or lower amounts of the items so included or other items, are or are not material or that such fact or matter would with any other fact or matter, individually or in the aggregate, have a Material Adverse Effect.

Section 12.6 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.7 Severability and Precedence.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  The parties hereto acknowledge and agree that the Act of Transfer is being entered into in order to facilitate the transfer of the Interests and registration pursuant to Kazakhstan Law.  In the event of a conflict between the Act of Transfer and this Agreement, the provisions of this Agreement as between the parties hereto shall prevail.

Section 12.8 Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.9 Arbitration.

(a) It is understood and agreed among the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including but not limited to tort and contract claims, and claims upon any Law, statute, Order, or regulation) (collectively, “Claims”), arising out of, in connection with, or in relation to (i) the interpretation, performance or breach of this Agreement (including any Claims relating to any party’s right to indemnification pursuant to Article 11) or (ii) the arbitrability of any Claims under this Agreement, shall be resolved by final and binding arbitration before a retired judge from the JAMS/Endispute panel.  Such dispute resolution process shall be confidential and the arbitration portion shall be conducted in accordance with the Federal Rules of Evidence.

(b) The parties agree to submit all remaining Claims to final and binding arbitration administered by the New York offices of JAMS/Endispute in accordance with the then-existing JAMS/Endispute Arbitration Rules, except to the extent such rules conflict with the procedures set forth in this Section 12.9, in which case these procedures shall govern.  The parties shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of JAMS/Endispute’s offices, but in the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Arbitrator”).  The parties expressly agree that the Arbitrator may provide all appropriate remedies (at law and equity) or judgments that could be awarded by a court of law in New York, and that, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery.  Neither a party nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all Claims pursuant to this Section 12.9.  The Arbitrator shall be bound by and shall strictly enforce the terms of this Section 12.9 and may not limit, expand or otherwise modify its terms.  The Arbitrator shall make a good faith effort to apply the substantive Law (and the Law of remedies, if applicable) of the State of New York, or federal Law, or both, as applicable, without reference to its conflicts of laws provisions.  The Arbitrator is without jurisdiction to apply any different substantive Law.  The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at Law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.  The Arbitrator shall render an award and a written, reasoned opinion in support thereof.  The Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in New York, which may include reasonable attorneys’ fees to the prevailing party.  The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

(c) Adherence to this dispute resolution process shall not limit the parties’ right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests.  Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

(d) Subject to the Arbitrator’s award, each party shall bear its own fees and expenses with respect to this dispute resolution process and any Claim related thereto and the parties shall share equally the fees and expenses of the mediator, JAMS/Endispute and the Arbitrator.

Section 12.10 Remedies.  Subject to Section 10.2(d), the parties hereto agree that irreparable damage could occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to seek an injunction to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  All rights and remedies of any party hereto are cumulative of each other, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 12.11 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

Section 12.12 Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 12.13 Amendments.  This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the parties hereto.

Section 12.14 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

*  *  *  *  *  *  *

LA\2214097.6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BMB MUNAI, INC.

By:	/s/ Askar Tashtitov
Name:	Askar Tashtitov
Title:	President

PALAEONTOL B.V.

By:	/s/ Zhang Ruilin
Name:	Zhang Ruilin
Title:	Authorized Representative of the Corporate Managing Director

MIE HOLDINGS CORPORATION

By:	/s/ Zhang Ruilin
Name:	Zhang Ruilin
Title:	Chairman

LA\2214097.6